   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1996


                                                      REGISTRATION NO. 333-14039
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                               AMENDMENT NO. 2 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              JP FOODSERVICE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      5141
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   52-1634568
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                            ------------------------

                           9830 PATUXENT WOODS DRIVE
                            COLUMBIA, MARYLAND 21046
                                 (410) 312-7100
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 LEWIS HAY, III
                           SENIOR VICE PRESIDENT AND
                            CHIEF FINANCIAL OFFICER
                              JP FOODSERVICE, INC.
                           9830 PATUXENT WOODS DRIVE
                            COLUMBIA, MARYLAND 21046
                                 (410) 312-7100
                    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
          TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                            RICHARD J. PARRINO, ESQ.
                       SHAW, PITTMAN, POTTS & TROWBRIDGE
                              2300 N STREET, N.W.
                             WASHINGTON, D.C. 20037
                                 (202) 663-8000

                            JOHN C. COATES IV, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

     Note: The amount of shares registered includes shares that (i) are to be offered and sold by the Company in the United States and Canada; (ii) are to be offered and sold outside the United States and Canada but that may be resold from time to time in the United States during this distribution; and (iii) may be purchased and resold by the U.S. Underwriters, as defined in the prospectus included herein, pursuant to an over-allotment option.

                            ------------------------


    THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8(a) OF THE SECURITIES ACT OF 1933.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used in connection with a United States and Canadian offering (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering (the "International Prospectus"). The U.S. Prospectus and the International Prospectus will be identical in all respects except for the front and back cover pages of the International Prospectus, which are included herein after the final page of the U.S. Prospectus.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 21, 1996

PROSPECTUS
                                5,700,000 SHARES

                            [JP FOODSERVICE LOGO]
                                 COMMON STOCK
                              ------------------


     Of the 5,700,000 shares of Common Stock of JP Foodservice, Inc. (the "Company" or "JP Foodservice") offered hereby, 4,560,000 shares are being offered in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters (as defined herein) and 1,140,000 shares are being offered in a concurrent international offering (the "International Offering" and, together with the "U.S. Offering," the "Offering") outside of the United States and Canada by the Managers (as defined herein). All of the 5,700,000 shares of Common Stock offered hereby are being sold by certain stockholders of the Company (collectively, the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. The Common Stock is quoted on the Nasdaq National Market under the symbol "JPFS." On November 19, 1996, the last reported sale price of the Common Stock, as reported on the Nasdaq National Market, was $23.4375 per share. See "Price Range of Common Stock and Dividend Policy."


     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                                                                   UNDERWRITING     PROCEEDS TO
                                                     PRICE TO      DISCOUNTS AND      SELLING
                                                      PUBLIC       COMMISSIONS(1)  STOCKHOLDERS
------------------------------------------------------------------------------------------------
Per Share                                                $               $               $
------------------------------------------------------------------------------------------------
Total(2)                                                 $               $               $
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

   (1) For information regarding indemnification of the U.S. Underwriters and the Managers, see "Underwriting."

   (2) Certain of the Selling Stockholders have granted to the U.S. Underwriters a 30-day option to purchase up to 709,028 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling Stockholders will be
       $         , $        and $         , respectively.

                               ------------------

     The shares of Common Stock offered hereby are being offered by the several U.S. Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or
about                       , 1996, at the offices of Smith Barney Inc., 333
West 34th Street, New York, New York 10001.
                               ------------------
SMITH BARNEY INC.
              GOLDMAN, SACHS & CO.
                            MORGAN STANLEY & CO.
                                 INCORPORATED
                                        THE ROBINSON-HUMPHREY COMPANY, INC.
                                                          RODMAN & RENSHAW, INC.
                      , 1996

         [THE GRAPHICS ON THE INSIDE FRONT COVER PAGE ARE DISPLAYED ON A THREE-PAGE FOLD-OUT AND CONSIST OF THE FOLLOWING: (i) A MAP ON THE FIRST PAGE SHOWING NEVADA AND STATES OF THE MID-ATLANTIC, MIDWESTERN AND NORTHEASTERN REGIONS OF THE UNITED STATES, WITH THE COMPANY'S CURRENT DISTRIBUTION SERVICE AREA WITHIN THOSE STATES INDICATED BY SHADING AND THE COMPANY'S EXISTING BRANCHES AND RECENTLY ACQUIRED BRANCHES SEPARATELY IDENTIFIED; AND (ii) FIVE COLOR PHOTOGRAPHS ON THE SECOND AND THIRD PAGES DEPICTING, RESPECTIVELY, (a) A SELECTION OF THE COMPANY'S FOOD PRODUCTS, (b) THE COMPANY'S CUSTOMIZED TECHNOLOGY AND A SELECTION OF THE COMPANY'S PUBLICATIONS, (c) THE COMPANY'S DELIVERY VEHICLES, (d) THE INTERIOR OF A DISTRIBUTION FACILITY AND (e) THE DELIVERY OF PRODUCTS TO A CUSTOMER.]


IN CONNECTION WITH THE OFFERING, THE U.S. UNDERWRITERS AND THE MANAGERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

IN CONNECTION WITH THE OFFERING, CERTAIN U.S. UNDERWRITERS, MANAGERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN TRANSACTIONS (INCLUDING PASSIVE MARKET MAKING) FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET OR OTHERWISE IN ACCORDANCE WITH RULES 10b-6, 10b-6A AND 10b-7 UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                   [TEXT ACCOMPANYING GRAPHICS ON GATEFOLD.]

CURRENTLY WITH TWELVE BRANCHES in the Mid-Atlantic, Midwestern and Northeastern regions of the United States and in Las Vegas, Nevada, JP Foodservice, Inc.(R) ranks as the nation's fifth largest broadline distributor of food and related products to restaurants and other institutional foodservice establishments. The recent acquisitions of Valley Industries, Inc., Arrow Paper and Supply Co., Inc. and Squeri Food Service, Inc. have extended JP Foodservice's distribution network into the Western region of the U.S. and increased the Company's presence in the Northeastern and Midwestern regions of the U.S., respectively. The Company markets and distributes over 30,000 national, private and signature brand items to over 34,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias and schools. JP Foodservice provides customers with a single source of supply to satisfy substantially all of their foodservice needs and offers a comprehensive range of products, including canned and dry food products, fresh meats, poultry, seafood, frozen foods, fresh produce, dairy and other refrigerated foods, paper products, cleaning supplies, light restaurant equipment and other supplies. The Company's product line is one of the largest in the industry, with national brand products accounting for approximately 85% of net sales in fiscal 1996. The Company's private label brands offer its customers a wide range of quality-assured, value-priced products and its exclusive line of signature products are comparable in quality and price to national brand items. The Company believes it has one of the best records in the industry in providing customers with accurate and timely delivery of product orders. This superior customer service, coupled with the full array of value-added services offered by the Company, enables the Company to compete effectively against other foodservice distributors.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents or portions of documents filed by the Company (File No. 0-24954) with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference: (a) the Company's Annual Report on Form 10-K for the fiscal year ended June 29, 1996; (b) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 1996; (c) the Company's Current Reports on Form 8-K filed for reportable events dated June 28, 1996, July 17, 1996, August 5, 1996, August 30, 1996, September 3, 1996, October 22,
1996 and November 13, 1996; (d) the Company's Proxy Statement for the Annual Meeting of Stockholders held on November 15, 1996; (e) the description of the Company's Common Stock which is contained in its Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on October 14, 1994, including any amendments or reports filed for the purpose of updating such description; and (f) the description of the preferred share purchase rights attached to the Company's Common Stock which is contained in its Registration Statement on Form 8-A filed under the Exchange Act on February 22, 1996, including any amendments or reports filed for the purpose of updating such description.



     All reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of the Registration Statement of which this Prospectus constitutes a part and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Corporate Secretary, JP Foodservice, Inc., at the Company's principal executive offices located at 9830 Patuxent Woods Drive, Columbia, Maryland 21046, telephone number (410) 312-7100.

                               PROSPECTUS SUMMARY


     The following summary information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus. Unless indicated herein or unless the context otherwise requires, references in this Prospectus to the "Company" or "JP Foodservice" for fiscal 1996 or earlier fiscal years do not refer to subsidiaries of JP Foodservice, Inc. acquired in fiscal 1997. The Company's fiscal year is a 52-week or 53-week period ending on the Saturday closest to June 30.


                                  THE COMPANY

     JP Foodservice is a leading broadline distributor of food and related products to restaurants and other institutional foodservice establishments in the Mid-Atlantic, Midwestern and Northeastern regions of the United States and in Las Vegas, Nevada. The Company ranks as the nation's fifth largest broadline distributor based on pro forma 1995 calendar year net sales, including the results of its acquisitions of Valley Industries, Inc. and its affiliates (the "Valley Acquisition"), Arrow Paper and Supply Co., Inc. and its affiliate (the "Arrow Acquisition") and Squeri Food Service, Inc. and its affiliate (the "Squeri Acquisition") (collectively, the "Acquisitions"), which were completed in the first two quarters of fiscal 1997. JP Foodservice believes that it is one of the three leading broadline distributors in each of its principal geographic service areas, which it defines as the areas within a 150-mile radius of each of its 12 full-service distribution centers. The Company markets and distributes over 30,000 national, private and signature brand items to over 34,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias and schools. This diverse customer base encompasses both independent (or "street") and multi-unit (or "chain") businesses, including Old Country Buffet, Perkins Family Restaurants, Subway, Compass Group, Ruby Tuesday, Pizzeria Uno and other foodservice establishments. The Company also is a foodservice supplier to the United States Congress, Fenway Park and other prominent institutions. The Company's comprehensive product line includes canned and dry food products, fresh meats, poultry, seafood, frozen foods, fresh produce, dairy and other refrigerated products, paper products, cleaning supplies, light restaurant equipment and other supplies. This broad product line provides the Company's customers with a single source to satisfy substantially all of their foodservice needs.


                             COMPETITIVE STRENGTHS


     JP Foodservice believes that its primary competitive strengths are the following:

     - Leading Market Position. The Company's large-scale operations provide it with significant name recognition and operating efficiencies. In addition, the scope of its distribution network gives the Company the ability to offer its growing chain customers a consistent array of products and services across a broad geographic area encompassing approximately one-half of the U.S. population. The size and diverse nature of its customer base reduces the Company's dependence on any individual customer or chain account to sustain growth or profitability.

     - Diverse High-Quality Product Line. The Company's product line is one of the largest in the industry. Compared to its principal competitors, the Company devotes a larger portion of its product line to national brand products, which accounted for approximately 85% of net sales in fiscal 1996. The Company also offers its customers an expanding line of quality-assured, value-priced products under its JP(TM), JP Power(TM) and Harvest Value(TM) private brands. In recent years, the Company has introduced an exclusive line of signature products, which are comparable in quality to national brand items and priced competitively with such items. Signature products are currently marketed under the Roseli(TM), Hilltop Hearth(TM), Cattlemen's Choice(TM), Patuxent Farms(TM), el Pasado(TM) and Rituals(TM) brands. In fiscal 1997, the Company plans to continue development and expansion of a full line of Oriental-style products under its Beijing Chef (TM) signature brand and to introduce a full line of seafood products under its Harbor Banks(TM) signature brand. The Company, unlike certain of its competitors, utilizes centralized purchasing, which promotes a consistently high level of quality for its proprietary brand products throughout the Company's distribution network.

     - Superior Customer Service. The Company believes it has one of the best records in the industry in providing customers with accurate and timely delivery of product orders. The Company has achieved its superior customer service by (i) employing a decentralized operating strategy that enables the Company to be more responsive to customer needs, (ii) utilizing proprietary information systems for managing inventory, processing orders and scheduling deliveries and (iii) providing an array of value-added services designed to assist its customers in managing their foodservice operations more efficiently and profitably. The Company's value-added services include advice and assistance on product selection, menu planning and recipes, nutritional information, inventory analysis, product costing and marketing strategies, and in-service training of customer personnel.

     - Low Cost Structure. Management believes that the Company's overall cost structure is lower than that of many of its principal competitors. The Company's modern, large-scale distribution centers enable it to realize cost savings in branch overhead, warehouse operations and transportation services. The Company has centralized only those functions that benefit from significant economies of scale or require consistent application of management controls, such as purchasing, finance and accounting, advertising and promotion, and information systems. The Company's information systems allow it to reduce administrative costs and improve responsiveness to operational requirements at the branch level.

     - Proprietary Information Systems. The Company has made a significant investment in sophisticated and integrated information systems, which it believes are among the most advanced in the industry. The ordering, shipment, storage and delivery of the Company's products are managed through a centralized information system that allows all of the Company's distribution facilities and its corporate headquarters to access information on a "real time" basis regarding the Company's inventory, product availability, customers, sales, financial reports, truck routing and other significant operating areas. In coordination with this system, the Company employs, at both the corporate and branch levels, a strategic information system that allows it to analyze systematically the profitability of customer accounts, sales territories and product groups.

                               BUSINESS STRATEGY

     The Company's business strategy is to achieve internal growth and increased profitability by increasing sales penetration of its existing accounts, attracting new high-growth customers, expanding street account sales by increasing the size of its commission sales force, increasing sales of its proprietary signature and private brand products, and targeting rapidly growing specialized markets, such as healthcare service providers.

     JP Foodservice supplements internal expansion with a program of strategic acquisitions to take advantage of growth opportunities from ongoing consolidation in the fragmented foodservice distribution industry. The Company seeks to increase penetration of its existing markets through "fold-in" acquisitions of small, privately-owned distributors within its current markets and to expand into new markets through acquisitions of larger-sized distributors. The Company believes it can enhance the sales and profitability of acquired businesses by eliminating redundant overhead expenses, reducing purchasing costs, adding the Company's proprietary brands to the product lines of the acquired businesses, and integrating such businesses into the Company's marketing programs, centralized purchasing operations and information systems. The Company's ability to compete for acquisition opportunities with other foodservice businesses is enhanced by its financial resources, which include access to the public capital markets.

                              RECENT ACQUISITIONS

     During calendar year 1995, the Company completed two fold-in acquisitions of businesses with combined annual net sales of approximately $50 million in the Company's Pennsylvania market. In the first quarter of fiscal 1997, the Company extended the scope of its distribution network into the Western region of the United States through its acquisition of Valley Industries, Inc. and its affiliates (collectively, "Valley Foods"), a broadline distributor located in Las Vegas, Nevada with a leading market share of the Las Vegas foodservice market. The Company believes that Las Vegas is one of the country's fastest growing foodservice markets. Valley Foods achieved net sales of $121.5 million in its most recent fiscal year, which ended January 31, 1996, and recently entered into prime vendor relationships with two large hotel-casinos. Valley Foods serves a broad base of institutional foodservice customers, including casinos, hotels, chain restaurants, schools, cafeterias and hospitals. Valley Foods distributes over 4,000 foodservice products from its large, newly expanded distribution center in downtown Las Vegas.


     Also in the first quarter of fiscal 1997, pursuant to the Company's strategy to increase penetration in its existing markets, the Company acquired Arrow Paper and Supply Co., Inc. and its affiliate (collectively, "Arrow"), a broadline distributor located in Connecticut serving the New England, New York, New Jersey and Pennsylvania markets. Arrow achieved net sales of $74.6 million in its most recent fiscal year, which ended December 29, 1995, and in November 1995 was awarded a contract from the State of Connecticut that is expected to generate $18 million in annual sales.

     In the second quarter of fiscal 1997, the Company acquired Squeri Food Service, Inc. and its affiliate (collectively, "Squeri"), a broadline distributor located in Ohio serving the Greater Cincinnati, Dayton, Columbus, Indianapolis, Louisville and Lexington markets. The Squeri Acquisition fills a gap in the Company's distribution network in the Midwestern region of the United States and is expected to provide cost savings through distribution efficiencies. Squeri achieved net sales of $85.1 million in its most recent fiscal year, which ended December 31, 1995.

                                    HISTORY

     Portions of the Company's business date back to the formation of Monarch Foods in 1853. In 1946, Monarch Foods was acquired by Consolidated Foods Corporation (now named Sara Lee Corporation) and in 1967 was merged with Pearce, Young, Angel ("PYA"), a Southeast institutional foodservice distributor. JP Foodservice began operations in July 1989 following a management-led leveraged acquisition (the "1989 Acquisition") of certain operations of PYA/Monarch, Inc., a wholly owned subsidiary of Sara Lee Corporation. In November 1994, the Company completed its initial public offering of Common Stock as part of a recapitalization (the "Recapitalization") which reduced the Company's indebtedness and related interest expense and improved its operating and financial flexibility. In August 1996, the Company consummated a public offering of its Common Stock (the "August Offering") to raise funds primarily for application in connection with the Acquisitions. The shares offered hereby by Sara Lee Foodservice Holdings, Inc. and the Sara Lee Foundation (collectively, the "Sara Lee Selling Stockholders") were acquired in the 1989 Acquisition and the Recapitalization.

                                  THE OFFERING


Common Stock offered:
     U.S. Offering...........................   4,560,000 shares
     International Offering..................   1,140,000 shares
                                                5,700,000 shares(1)
Common Stock outstanding.....................   22,212,252 shares(2)
Nasdaq National Market symbol................   JPFS


---------------
(1) Assumes no exercise of the over-allotment option granted to the U.S. Underwriters to purchase up to 709,028 additional shares of Common Stock solely to cover over-allotments, if any. See "Selling Stockholders."

(2) Does not include (i) 729,662 shares subject to stock options granted by the Company under its stock option plans as of September 28, 1996 or (ii) 168,421 shares subject to options granted by the Company under employment agreements entered into in connection with the Squeri Acquisition.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


    The following table presents, for the periods and at the dates indicated, summary consolidated financial data of the Company on a restated historical basis. The selected historical consolidated financial data (which include the financial data of the entities acquired in the Acquisitions) have been derived from the restated consolidated financial statements of the Company. Such data should be read in conjunction with the Consolidated Financial Statements of the Company and notes thereto included elsewhere in this Prospectus.



    The Valley Acquisition and the Squeri Acquisition are being accounted for under the pooling of interests method of accounting. Accordingly, the financial position and results of operations for the Company for historical periods, as set forth below, have been restated to reflect the combined operations of the Company, Valley Foods and Squeri. The Arrow Acquisition is being accounted for under the purchase method of accounting. Accordingly, the financial data for Arrow are reflected in the Company's historical results only subsequent to the consummation date.



    The pro forma information set forth below gives effect to the Arrow Acquisition and the August Offering. See "Unaudited Pro Forma Condensed Financial Statements."



                                                             FISCAL YEAR ENDED
                                         ----------------------------------------------------------        THREE MONTHS ENDED
                                                                               JUNE 29, 1996               SEPTEMBER 28, 1996
                                                                         --------------------------    --------------------------
                                         JULY 2, 1994    JULY 1, 1995      ACTUAL      PRO FORMA(1)      ACTUAL      PRO FORMA(1)
                                         ------------    ------------    ----------    ------------    ----------    ------------
STATEMENT OF OPERATIONS DATA:
    Net sales...........................  $1,178,826      $1,288,315     $1,449,303     $1,523,893     $  414,362     $  432,049
    Gross profit........................     199,718         218,821        250,506        264,839         70,731         73,675
    Amortization of intangible assets...       2,265           2,263          2,338          3,090            597            723
    Stock compensation charge...........          --             709             --             --             --             --
    Income from operations..............      33,758          38,050         45,252         48,608         12,467         13,433
    Nonrecurring charge.................          --              --          1,517          1,517          5,300          5,300
    Interest expense....................      32,255          22,074         15,187         13,251          3,654          3,191
    Income (loss) before income taxes
      and extraordinary charge..........       1,281          16,285         28,511         33,943          3,513          4,942
    Income (loss) before extraordinary
      charge............................        (298)          8,927         16,913         20,331          2,054          2,953
    Net income (loss)...................        (298)          4,337         16,913         20,331          2,054          2,953
    Preference dividends................        (504)            (40)            --             --             --             --
    Net income (loss) applicable to
      common stockholders...............        (802)          4,297         16,913         20,331          2,054          2,953
PER SHARE DATA:
    Net income (loss) per common share
      before extraordinary charge.......  $    (0.17)     $     0.68(2)  $     0.90(3)  $     0.93(3)  $     0.10(4)  $     0.13(4)
    Net income (loss) per common
      share.............................       (0.17)           0.33(2)        0.90(3)        0.93(3)        0.10(4)        0.13(4)
    Weighted average number of shares of
      common stock outstanding..........   4,633,371      13,103,798     18,808,738     21,957,715     20,639,681     22,200,786



                                                                                                            SEPTEMBER 28, 1996
                                                                                                         ------------------------
                                                                                                          ACTUAL     PRO FORMA(5)
                                                                                                         --------    ------------
BALANCE SHEET DATA:
    Working capital...................................................................................   $180,199      $180,199
    Total assets......................................................................................    553,815       553,815
    Long-term debt, excluding current maturities......................................................    208,475       209,075
    Stockholders' equity..............................................................................    197,213       196,613


---------------

(1) The pro forma Statement of Operations Data give effect to the consummation of the Arrow Acquisition and the August Offering as of the beginning of the periods presented. See "Unaudited Pro Forma Condensed Financial Statements."



(2) Reflects a reduction in net income of $709 resulting from a one-time non-cash stock compensation charge equal to $0.05 per common share.



(3) Reflects a reduction in net income of $933 resulting from the nonrecurring charge relating to the termination of merger discussions (see Note 4 to the Company's Consolidated Financial Statements) equal to $0.05 per common share actual and $0.04 per common share pro forma.



(4) Reflects transaction costs related to the Valley Acquisition. In accordance with pooling of interests accounting, all such transaction costs must be expensed in the period in which the Valley Acquisition was consummated. Of the $5.3 million in transaction costs, approximately $4.0 million were paid by the stockholders of Valley Foods through a reduction of the acquisition purchase price. On an after-tax basis, these costs amounted to $0.16 per common share actual and $0.15 per common share pro forma. Excluding this nonrecurring charge, net income would have been $5.3 million or $0.26 per common share actual and $6.2 million or $0.28 per common share pro forma. Transaction costs of approximately $2 million related to the Squeri Acquisition will be charged to expense in the second quarter of fiscal 1997.



(5) The pro forma Balance Sheet Data assume that the Offering was consummated on September 28, 1996. See "Unaudited Pro Forma Condensed Financial Statements."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following risk factors relating to the Company and the Common Stock before making an investment in the Common Stock offered hereby.

LOW MARGIN BUSINESS; ECONOMIC SENSITIVITY

     The foodservice distribution industry is characterized by relatively high inventory turnover with relatively low profit margins. A significant portion of the Company's sales are made at prices that are based on product cost plus a percentage markup. As a result, the Company's profit levels may be negatively affected during periods of food price deflation, even though the Company's gross profit percentage may remain relatively constant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

     The foodservice industry is sensitive to national and regional economic conditions, and the demand for foodservice products supplied by the Company has been adversely affected in past years by economic downturns. The Company's operating results also are particularly sensitive to, and may be adversely affected by, difficulties with the collectability of accounts receivable, inventory control, competitive price pressures, severe weather conditions and unexpected increases in fuel or other transportation-related costs. Although these factors generally have not had a material adverse impact on the Company's past operations, there can be no assurance that one or more of such factors will not adversely affect future operating results.

ACQUISITION STRATEGY

     The Company's business strategy emphasizes supplementing internal expansion with acquisitions. See "Business -- Business Strategy -- Strategic Acquisitions." There can be no assurance that the Company will successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into its existing operations or expand into new markets. Further, there can be no assurance that acquisitions will not have an adverse effect upon the Company's operating results, particularly in quarters immediately following the consummation of such transactions, while the operations of the acquired businesses are being integrated into the Company's operations. Once integrated, acquired operations may not achieve levels of net sales or profitability comparable to those achieved by the Company's existing operations, or otherwise perform as expected. In addition, earnings may be adversely affected by transaction-related expenses in the quarter in which an acquisition is consummated. Management may determine that it is necessary or desirable to obtain financing for such acquisitions through bank borrowings or the issuance of debt or equity securities. Debt financing of any such acquisition could increase the leverage of the Company. Equity financing of any such acquisition may dilute the ownership of the Company's stockholders. There can be no assurance that the Company will be able to obtain financing on acceptable terms.

COMPETITION

     The Company operates in highly competitive markets, and its future success will depend in large part on its ability to provide superior service and high-quality products at competitive prices. The Company encounters competition from a variety of sources, including specialty and system foodservice distributors and other broadline distributors. Some of the Company's competitors have substantially greater financial and other resources than the Company. See "Business -- Competition."

LABOR RELATIONS

     Including the Acquisitions, approximately 1,100 employees, representing approximately 32% of the Company's full-time employees and approximately 65% of the employees employed in the Company's warehouse and distribution operations, are members of 12 different local unions associated with the International Brotherhood of Teamsters. In the spring of 1993, Squeri was involved in a labor action with a local union. The expense relating to this action was not material. The Company has not experienced any other labor disputes or work stoppages and believes that its relations with its employees are satisfactory. A work stoppage, however, could have a material adverse effect on the Company. See "Business -- Employees."

DEPENDENCE ON SENIOR MANAGEMENT

     The Company's success is largely dependent on the skills, experience and efforts of its senior management. The loss of the services of one or more of the Company's senior management could have a material adverse effect on the Company's business and development. To date, the Company generally has been successful in retaining the services of its senior management. See "Management."

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS


     The Company's Certificate of Incorporation and By-Laws contain provisions that may have the effect of discouraging certain transactions involving an actual or threatened change of control of the Company. These provisions include a requirement that the Board of Directors be divided into three classes with approximately one-third of the Board to be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board. In addition, the Board of Directors of the Company has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. The ability to issue preferred stock could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company, or otherwise could adversely affect the market price of the Common Stock. In February 1996, the Company adopted a shareholder rights plan under which preferred share purchase rights, which are attached to the Common Stock, generally will be triggered upon the acquisition (or certain actions that would result in the acquisition) of 10% or more of the Common Stock by any person or group or the acquisition (or certain actions that would result in the acquisition) of additional Common Stock by any person or group owning 10% or more of the Common Stock on February 19, 1996. Institutional investors eligible to report their ownership of the Common Stock on Schedule 13G under the Exchange Act may acquire up to 15% of the Common Stock without triggering such rights.


VOLATILITY OF MARKET PRICE FOR COMMON STOCK

     From time to time after the Offering, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company or other distributors of food and related goods, changes in general conditions in the economy, the financial markets or the food distribution or foodservice industries, announcement of proposed acquisitions and failure to complete announced acquisitions, unusual weather conditions or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


     Future sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock. As of the date of this Prospectus, there are 22,212,252 outstanding shares of Common Stock. All of the 5,700,000 shares offered in the Offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares held by an "affiliate" of the Company (as that term is defined under Rule 144 of the Securities Act) will be subject to the resale limitations of Rule 144. Of the Company's outstanding shares, other than the shares offered hereby, 4,071,210 are "restricted securities" within the meaning of Rule 144 or are otherwise subject to restrictions on sale under the Securities Act. Such restricted shares may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144 or Rule 145 under the Securities Act.


     The Company, certain of its executive officers and directors and the Selling Stockholders (with respect to unsold shares of Common Stock) have agreed that, for a period of 90 days after the date of this Prospectus

(the "lock-up period"), they will not, without the prior consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock (subject, in the case of the Company, to an exception for the grant of options and issuance of shares pursuant to the Company's stock plans). Such consent permitting shares to be sold before the expiration of the lock-up period may be granted without prior notice to the other stockholders of the Company or to any public market in which the Common Stock trades. Upon the expiration of the lock-up period, 2,917,358 shares of Common Stock will be eligible for sale in the public market pursuant to Rule 144 or Rule 145. The remaining restricted shares of Common Stock will become eligible for sale pursuant to Rule 144 or Rule 145 at various times thereafter. See "Shares Eligible for Future Sale."



     The Company has granted certain registration rights with respect to the shares of Common Stock beneficially owned by the Sara Lee Selling Stockholders and the shares issued in connection with the Squeri Acquisition. If the U.S. Underwriters' over-allotment option is not exercised in full, the Sara Lee Selling Stockholders will be entitled to require the Company to use its best efforts to register under the Securities Act the unsold shares covered by such option. Beginning on June 1, 1997, the Company will be obligated to use its best efforts to register up to 1,079,875 shares issued to the former Squeri stockholders. In addition, in connection with any such registration or if the Company otherwise proposes to register any shares of Common Stock under the Securities Act in the future, the Sara Lee Selling Stockholders, certain management stockholders and the former stockholders of Valley Foods, Arrow and Squeri are entitled to require the Company, subject to certain conditions, to include all or a portion of their shares in such registration. The registration rights described herein are subject to certain notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering. The Company is required to bear the expenses of all such registrations, except for underwriting discounts and commissions. Following completion of the Offering (assuming no exercise of the U.S. Underwriters' over-allotment option), 4,071,210 shares of Common Stock, or 18.3% of the total number of shares of Common Stock outstanding, will be entitled to the benefits of such registration rights.


DIVIDEND POLICY

     The Company does not anticipate declaring or paying cash dividends on the Common Stock in the foreseeable future. The Company's ability to pay cash dividends is limited by the terms of the Company's senior notes and the Company's existing credit facility, consisting of a $110 million revolving credit loan (the "Bank Facility"). See "Price Range of Common Stock and Dividend Policy."

FORWARD-LOOKING STATEMENTS


     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act and is subject to the safe-harbor created by such sections. Such forward-looking statements include those concerning the Company's business strategy, operations, economic performance, financial condition and liquidity and capital resources. Such statements are subject to various risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements because of a number of factors, including those identified under this "Risk Factors" section and elsewhere in this Prospectus. See the inside front cover pages of this Prospectus, "Prospectus Summary," "Unaudited Pro Forma Condensed Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The forward-looking statements are made as of the date of this Prospectus, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                USE OF PROCEEDS

     All of the shares offered hereby are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of such shares. The Company will pay certain expenses relating to the Offering, estimated to be approximately $600,000.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock began trading on the Nasdaq National Market on November 16, 1994 under the symbol "JPFS." The following table sets forth the range of high and low closing sale prices for the Common Stock as reported on the Nasdaq National Market for the periods indicated.


                                 FISCAL YEAR                             HIGH      LOW
        --------------------------------------------------------------   -----    -----
        1995
          Second quarter (from November 16, 1994).....................   $11 1/2  $ 9 1/4
          Third quarter...............................................    13 1/8    9 1/4
          Fourth quarter..............................................    14 3/8   10 7/8
        1996
          First quarter...............................................   $17 3/4  $12 3/4
          Second quarter..............................................    19 1/2   15 1/4
          Third quarter...............................................    22 1/4   18 1/4
          Fourth quarter..............................................    25       18 1/2
        1997
          First quarter...............................................   $24 3/4  $20 3/4
          Second quarter (through November 19, 1996)..................    24 1/4   21



     On November 19, 1996, the last reported sale price of the Common Stock as reported on the Nasdaq National Market was $23.4375 per share. There were approximately 190 holders of record of the Common Stock on such date.


     The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate declaring or paying any cash dividends on its Common Stock in the foreseeable future. The current policy of the Company's Board of Directors is to retain all earnings to support operations and to finance the expansion of the Company's business. The agreement under which the Company's senior notes were issued and the agreement for the Bank Facility contain provisions limiting the Company's ability to pay cash dividends on the Common Stock. See Note 10 to the Company's Consolidated Financial Statements.

                                 CAPITALIZATION


     The following table sets forth, as of September 28, 1996, (i) the restated actual capitalization of the Company and (ii) the pro forma capitalization of the Company after giving effect to the Offering. This table should be read in conjunction with "Unaudited Pro Forma Condensed Financial Statements."


                                                                            AS OF SEPTEMBER 28,
                                                                                   1996
                                                                           ---------------------
                                                                            ACTUAL     PRO FORMA
                                                                           --------    ---------
                                                                              (IN THOUSANDS)
Short-term debt:
     Current portion of obligations under capital leases................   $  6,065    $   6,065
     Current maturities of long-term debt...............................      3,221        3,221
                                                                           --------    ---------
          Total short-term debt.........................................   $  9,286    $   9,286
                                                                           ========     ========
Long-term debt:
     Bank Facility......................................................   $ 45,533    $  46,133
     Trade accounts receivable securitization...........................     50,000       50,000
     Senior notes.......................................................     85,000       85,000
     Mortgage notes.....................................................      2,497        2,497
     Related party indebtedness.........................................        359          359
     Offset Notes(1)....................................................      4,108        4,108
     Obligations under capital leases...................................     20,978       20,978
                                                                           --------    ---------
          Total long-term debt..........................................    208,475      209,075
                                                                           --------    ---------
Stockholders' equity(2):
     Preferred Stock, $.01 par value, 5,000,000 shares authorized; no shares issued and outstanding
     Common Stock, $.01 par value, 45,000,000 shares authorized;
      22,210,088 shares issued and outstanding, actual and pro forma....        222          222
     Additional paid-in capital.........................................    259,966      259,366
     Accumulated deficit................................................    (18,032)     (18,032)
     Distribution in excess of net book value of continuing
      stockholder's interest............................................    (44,943)     (44,943)
                                                                           --------    ---------
          Total stockholders' equity....................................    197,213      196,613
                                                                           --------    ---------
          Total capitalization..........................................   $405,688    $ 405,688
                                                                           ========     ========


---------------
(1) See Note 10 to the Company's Consolidated Financial Statements.


(2) Does not include (i) 729,662 shares of Common Stock subject to stock options granted by the Company under its stock option plans as of September 28, 1996 or (ii) 168,421 shares subject to options granted by the Company under employment agreements entered into in connection with the Squeri Acquisition.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS



     The following unaudited pro forma condensed financial statements give effect to (i) the business combination between the Company and Valley Foods accounted for as a pooling of interests, (ii) the business combination between the Company and Arrow accounted for as a purchase, (iii) the business combination between the Company and Squeri accounted for as a pooling of interests and (iv) the August Offering. The Company's historical financial statements have been restated for all periods presented to include the financial position and results of Valley Foods and Squeri. See "Prospectus
Summary -- Recent Acquisitions." The unaudited pro forma condensed statements of operations for the fiscal year ended June 29, 1996 combine the restated historical condensed consolidated statements of operations of (i) the Company for the fiscal year ended June 29, 1996 and (ii) Arrow for the fiscal year ended December 29, 1995. The unaudited pro forma condensed consolidated statements of operations for the three-month period ended September 28, 1996 combine the restated historical condensed consolidated statements of the Company (which include results for Arrow subsequent to the consummation date) with the results of Arrow for the period from June 30, 1996 to August 31, 1996 (date of consummation). The unaudited pro forma condensed statements of operations assume that the Arrow Acquisition and the August Offering occurred at the beginning of the periods presented. The unaudited pro forma condensed balance sheets reflect the restated historical condensed consolidated balance sheet of the Company as of September 28, 1996 and give effect to the Offering.



     The pro forma net income per share is based on the weighted average number of shares of Common Stock of the Company and Common Stock of the Company issued to former stockholders of Valley Foods and Squeri for the respective periods, based on the respective ownership percentages of the Company, Valley Foods and Squeri in the combined entity after the Valley Acquisition and the Squeri Acquisition, as well as the number of shares issued in connection with the Arrow Acquisition and the August Offering (assuming that such shares are issued as of the beginning of the respective periods presented).



     The unaudited pro forma condensed financial statements should be read in conjunction with the Company's restated historical Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Arrow Acquisition and the August Offering had been consummated as presented in the accompanying unaudited pro forma condensed financial statements, nor is it necessarily indicative of future operating results.

             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                             FISCAL YEAR ENDED JUNE 29, 1996
                                                               ------------------------------------------------------------
                                                                   RESTATED
                                                               JP FOODSERVICE(a)     ARROW     ADJUSTMENTS(b)    PRO FORMA
                                                               -----------------    -------    --------------    ----------
Net sales...................................................      $ 1,449,303       $74,590       $     --       $1,523,893
Cost of sales...............................................        1,198,797        60,257             --        1,259,054
                                                               -----------------    -------    --------------    ----------
Gross profit................................................          250,506        14,333             --          264,839
Operating expenses..........................................          202,916        12,756         (2,531)(c)      213,141
Amortization of intangible assets...........................            2,338            --            752(d)         3,090
                                                               -----------------    -------    --------------    ----------
Income from operations......................................           45,252         1,577          1,779           48,608
                                                               -----------------    -------    --------------    ----------
Other (income) expenses
    Interest expense........................................           15,187         1,055         (2,991)(e)       13,251
    Nonrecurring charges....................................            1,517            --             --            1,517
    Other (income) expense..................................               37          (140)            --             (103)
                                                               -----------------    -------    --------------    ----------
Total other expenses........................................           16,741           915         (2,991)          14,665
                                                               -----------------    -------    --------------    ----------
Income before income taxes..................................           28,511           662          4,770           33,943
Provision for income taxes..................................          (11,598)           (9)        (2,005)(f)      (13,612)
                                                               -----------------    -------    --------------    ----------
Net income..................................................      $    16,913       $   653       $  2,765       $   20,331
                                                               ================     ========   ==============    ==========
Net income per common share.................................      $      0.90(g)                                 $     0.93(g)
                                                               ================                                  ==========
Weighted average number of common shares outstanding........       18,808,738                                    21,957,715
                                                               ================                                  ==========


---------------


(a) Represents the restated historical results of the Company, Valley Foods and Squeri. These combined results have been restated in accordance with pooling of interests accounting.



(b) These adjustments do not include improvements to gross profit expected to be achieved through improved purchasing leverage and cost savings from distribution and other economies.



(c) Represents a reduction in officer compensation for Valley Foods, Arrow and Squeri of $400, $1,531 and $600, respectively, based on employment agreements entered into in connection with the consummation of the Acquisitions.



(d) Represents amortization of goodwill related to the Arrow Acquisition.



(e) Represents a reduction of interest expense on debt repaid from proceeds of the August Offering consisting of $1,313 for Valley Foods, $535 for Squeri, $1,055 for Arrow and $88 for the Company ($1,349 reduction in pre-Acquisitions debt of the Company at an average interest rate of approximately 6.50%).



(f) Represents (i) an increase in tax expense of $246 to reflect all operations of Arrow as a C corporation for federal income tax purposes and (ii) an increase in tax expense of $1,759 relating to the adjustments described in notes (c), (d) and (e).



(g) Reflects a reduction in net income of $933 resulting from the nonrecurring charge relating to the termination of merger discussions (see Note 4 to the Company's Consolidated Financial Statements) equal to $0.05 per common share actual and $0.04 per common share pro forma. Excluding this nonrecurring charge, net income would have been $17,846 or $0.95 per common share actual and $21,264 or $0.97 per common share pro forma.

             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                         THREE MONTHS ENDED SEPTEMBER 28, 1996
                                                           -----------------------------------------------------------------
                                                                                   ARROW
                                                               RESTATED           THROUGH
                                                           JP FOODSERVICE(a)    AUGUST 31(b)    ADJUSTMENTS(c)    PRO FORMA
                                                           -----------------    ------------    --------------    ----------
Net sales...............................................      $   414,362         $ 17,687          $   --        $  432,049
Cost of sales...........................................          343,631           14,743              --           358,374
                                                           -----------------    ------------       -------        ----------
Gross profit............................................           70,731            2,944              --            73,675
Operating expenses......................................           57,667            2,267            (415)(d)        59,519
Amortization of intangible assets.......................              597               --             126(e)            723
                                                           -----------------    ------------       -------        ----------
Income from operations..................................           12,467              677             289            13,433
                                                           -----------------    ------------       -------        ----------
Other (income) expenses
    Interest expense....................................            3,654              248            (711)(f)         3,191
    Nonrecurring charges................................            5,300               --              --             5,300
    Other expenses......................................               --               --              --                --
                                                           -----------------    ------------       -------        ----------
Total other expenses....................................            8,954              248            (711)            8,491
                                                           -----------------    ------------       -------        ----------
Income before income taxes..............................            3,513              429           1,000             4,942
Provision for income taxes..............................           (1,459)            (164)(g)        (366)(g)        (1,989)
                                                           -----------------    ------------       -------        ----------
Net income..............................................      $     2,054         $    265          $  634        $    2,953
                                                           ================     ============    ==============    ==========
Net income per common share.............................      $      0.10(h)                                      $     0.13(h)
                                                           ================                                       ==========
Weighted average number of common shares outstanding....       20,639,681                                         22,200,786
                                                           ================                                       ==========


---------------


(a) Represents the restated historical results of the Company, Valley Foods and Squeri. These combined results have been restated in accordance with pooling of interests accounting. These amounts also include results for Arrow subsequent to the consummation date.



(b) Represents results of Arrow for the period prior to the consummation date.


(c) These adjustments do not include improvements to gross profit expected to be achieved through improved purchasing leverage and cost savings from distribution and other economies.


(d) Represents a reduction in officer compensation for Arrow and Squeri of $265 and $150, respectively, based on employment agreements entered into in connection with the consummation of the Arrow Acquisition and the Squeri Acquisition.



(e) Represents additional amortization of goodwill related to the Arrow Acquisition, assuming the Arrow Acquisition occurred on June 30, 1996.



(f) Represents a reduction of interest expense on debt repaid from proceeds of the August Offering consisting of $443 for Valley Foods, $20 for Squeri and $248 for Arrow.



(g) Represents (i) an increase in tax expense of $164 to reflect all operations of Arrow as a C corporation for federal income tax purposes and (ii) an increase in tax expense of $366 relating to the adjustments described in notes (d), (e) and (f).



(h) Reflects a reduction in net income of $3,260 resulting from transaction costs related to the Valley Acquisition, which in accordance with pooling of interests accounting must be expensed in the period in which the Valley Acquisition was consummated. These costs were equal to $0.16 per common share actual and $0.15 per common share pro forma. Excluding this nonrecurring charge, net income would have been $5.3 million or $0.26 per common share actual and $6.2 million or $0.28 per common share pro forma.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEETS

                                 (IN THOUSANDS)


                                                                      SEPTEMBER 28, 1996
                                                          ------------------------------------------
                                                           RESTATED JP
                                                          FOODSERVICE(a)    ADJUSTMENTS    PRO FORMA
                                                          --------------    -----------    ---------
                        ASSETS
Current assets
     Cash and cash equivalents.........................      $  9,486             --       $   9,486
     Receivables, net of allowance.....................       184,476             --         184,476
     Inventories.......................................       105,899             --         105,899
     Current deferred tax asset........................         1,650             --           1,650
     Other current assets..............................        14,510          --             14,510
                                                          --------------                   ---------
          Total current assets.........................       316,021          --            316,021
                                                          --------------                   ---------
Property and equipment, net............................       129,034          --            129,034
Goodwill and other intangible assets, net..............       108,760          --            108,760
                                                          --------------                   ---------
          Total assets.................................      $553,815          --          $ 553,815
                                                          ===========                       ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Current maturities of senior debt.................      $    216          --          $     216
     Current obligations under capital leases..........         6,065          --              6,065
     Current maturities of subordinated debt...........         3,005          --              3,005
     Accounts payable
          Trade........................................        97,913          --             97,913
          Related parties..............................         3,120          --              3,120
     Accrued expenses..................................        25,503          --             25,503
                                                          --------------                   ---------
          Total current liabilities....................       135,822          --            135,822
                                                          --------------                   ---------
Noncurrent liabilities
     Senior debt.......................................       183,030          $ 600(b)      183,630
     Subordinated debt with related parties............         4,467          --              4,467
     Obligations under capital leases..................        20,978          --             20,978
     Noncurrent deferred tax liability.................        12,305          --             12,305
                                                          --------------    -----------    ---------
          Total noncurrent liabilities.................       220,780            600         221,380
                                                          --------------    -----------    ---------
          Total liabilities............................       356,602            600         357,202
                                                          --------------    -----------    ---------
Stockholders' equity
     Common stock and additional paid-in capital.......       260,188           (600)(b)     259,588
     Retained earnings (accumulated deficit)...........       (18,032)         --            (18,032)
     Distribution in excess of book value of continuing
       stockholder's interest..........................       (44,943)                       (44,943)
                                                          --------------    -----------    ---------
          Total stockholders' equity...................       197,213           (600)        196,613
                                                          --------------    -----------    ---------
Total liabilities and stockholders' equity.............      $553,815          $--         $ 553,815
                                                          ===========       =========       ========


---------------


(a) Represents the restated historical results of the Company to include Valley Foods and Squeri in accordance with pooling of interests accounting.



(b) Reflects $600 of debt incurred related to fees associated with the Offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table presents, for the periods and at the dates indicated, selected statement of operations data and balance sheet data of the Company on a consolidated basis. The selected historical consolidated financial data for each of the three fiscal years in the period ended June 29, 1996 presented below are derived from the consolidated financial statements of the Company, which have been audited by Price Waterhouse LLP, independent accountants. Such data should be read in conjunction with the Consolidated Financial Statements of the Company and related notes included elsewhere in this Prospectus.


    The Valley Acquisition and Squeri Acquisition are being accounted for under the pooling of interests method of accounting. Accordingly, the financial position and results of operations for the Company for historical periods, as set forth below, have been restated to reflect the combined operations of the Company, Valley Foods and Squeri. The Arrow Acquisition is being accounted for under the purchase method of accounting. Accordingly, the financial data for Arrow have been reflected in the Company's historical results only subsequent to the consummation date.



    The selected unaudited pro forma consolidated financial data presented below are based on the Consolidated Financial Statements of the Company included elsewhere in this Prospectus, adjusted to give effect to the Arrow Acquisition and the August Offering. See "Unaudited Pro Forma Condensed Financial Statements."



                                                              FISCAL YEAR ENDED
                                        -------------------------------------------------------------      THREE MONTHS ENDED
                                                                                JUNE 29, 1996              SEPTEMBER 28, 1996
                                                                         ----------------------------   -------------------------
                                        JULY 2, 1994    JULY 1, 1995        ACTUAL       PRO FORMA(1)     ACTUAL     PRO FORMA(1)
                                        ------------    ------------     ------------    ------------   ----------   ------------
STATEMENT OF OPERATIONS DATA:
Net sales............................    $1,178,826      $1,288,315       $ 1,449,303     $1,523,893    $  414,362    $  432,049
Cost of sales........................       979,108       1,069,494         1,198,797      1,259,054       343,631       358,374
                                         ----------      ----------        ----------       --------      --------
Gross profit.........................       199,718         218,821           250,506        264,839        70,731        73,675
Operating expenses...................       163,695         177,799           202,916        213,141        57,667        59,519
Amortization of intangible assets....         2,265           2,263             2,338          3,090           597           723
Stock compensation charge............            --             709                --             --            --            --
                                         ----------      ----------        ----------       --------      --------
Income from operations...............        33,758          38,050            45,252         48,608        12,467        13,433
Interest expense.....................        32,255          22,074            15,187         13,251         3,654         3,191
Nonrecurring charges.................            --              --             1,517          1,517         5,300         5,300
Other (income) expense...............           222            (309)               37           (103)           --            --
                                         ----------      ----------        ----------       --------      --------
Income before income taxes and
  extraordinary charge...............         1,281          16,285            28,511         33,943         3,513         4,942
Provision for income taxes...........        (1,579)         (7,358)          (11,598)       (13,612)       (1,459)       (1,989)
                                         ----------      ----------        ----------       --------      --------
Income (loss) before extraordinary
  charge.............................          (298)          8,927            16,913         20,331         2,054         2,953
Extraordinary charge.................            --          (4,590)               --             --            --            --
                                         ----------      ----------        ----------       --------      --------
Net income (loss)....................          (298)          4,337            16,913         20,331         2,054         2,953
Preference dividends.................          (504)            (40)               --             --            --            --
                                         ----------      ----------        ----------       --------      --------
Net income (loss) applicable to
  common stockholders................    $     (802)     $    4,297       $    16,913     $   20,331    $    2,054    $    2,953
                                         ==========      ==========        ==========       ========      ========
PER SHARE DATA:
Net income (loss) per common share:
    Before extraordinary charge......    $    (0.17)     $     0.68(2)    $      0.90(3)  $     0.93(3) $     0.10(4)  $     0.13(4)
    Extraordinary charge.............            --           (0.35)               --             --            --            --
                                         ----------      ----------        ----------       --------      --------
Net income (loss) per common share...    $    (0.17)     $     0.33(2)    $      0.90(3)  $     0.93(3) $     0.10(4)  $     0.13(4)
                                         ==========      ==========        ==========       ========      ========
Weighted average number of shares of
  common stock outstanding...........     4,633,371      13,103,798        18,808,738     21,957,715    20,639,681    22,200,786

                                                                                                           THREE MONTHS ENDED
                                                                                                           SEPTEMBER 28, 1996
                                                                                                          ACTUAL     PRO FORMA(5)
                                                                                                         --------    ------------
BALANCE SHEET DATA:
Working capital......................................................................................   $  180,199    $  180,199
Total assets.........................................................................................      553,815       553,815
Long-term debt, excluding current maturities.........................................................      208,475       209,075
Stockholders' equity (deficit).......................................................................      197,213       196,613


---------------

(1) The pro forma Statement of Operations Data give effect to the consummation of the Arrow Acquisition and the August Offering as of the beginning of the periods presented. See "Unaudited Pro Forma Condensed Financial Statements."



(2) Reflects a reduction in net income of $709 resulting from a one-time non-cash stock compensation charge equal to $0.05 per common share.



(3) Reflects a reduction in net income of $933 resulting from the nonrecurring charge relating to the termination of merger discussions (see Note 4 to the Company's Consolidated Financial Statements) equal to $0.05 per common share actual and $0.04 per common share pro forma.



(4) Reflects transaction costs related to the Valley Acquisition. In accordance with pooling of interests accounting, all such transaction costs must be expensed in the period in which the Valley Acquisition was consummated. Of the $5.3 million in transaction costs, approximately $4.0 million were paid by the stockholders of Valley Foods through a reduction of the acquisition purchase price. On an after-tax basis, these costs amounted to $0.16 per common share actual and $0.15 per common share pro forma. Excluding this nonrecurring charge, net income would have been $5.3 million or $0.26 per common share actual and $6.2 million or $0.28 per common share pro forma. Transaction costs of approximately $2 million related to the Squeri Acquisition will be charged to expense in the second quarter of fiscal 1997.



(5) The pro forma Balance Sheet Data assume that the Offering was consummated on September 28, 1996. See "Unaudited Pro Forma Condensed Financial Statements."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


     Overview. The Company's net sales have increased as a result of internal expansion through continued growth in street account and chain account sales and through acquisitions. The Company has increased its street account sales through growth of its street sales force, improved sales productivity and the implementation of new street sales promotion programs. The Company's chain account sales have increased as a result of the continued growth in sales to existing accounts and the development of relationships with new accounts. The Company has supplemented internal growth with acquisitions completed in the fourth quarter of fiscal 1995 and the second quarter of fiscal 1996 and with the Acquisitions completed in the first two quarters of fiscal 1997. The Company's gross profit margin has improved in part as a result of an increase in sales of private and signature brand products as a percentage of the Company's net sales.


     Fiscal Year. The Company's fiscal year ends on the Saturday closest to June 30. Consequently, the Company occasionally will have a 53-week fiscal year. Fiscal 1996, 1995 and 1994 each consisted of 52 weeks.

RESULTS OF OPERATIONS

     The following table sets forth, for the last three fiscal years, certain income and expense items expressed as a percentage of net sales.


                                                                       FISCAL YEAR ENDED
                                                         ---------------------------------------------
                                                         JULY 2, 1994    JULY 1, 1995    JUNE 29, 1996
                                                         ------------    ------------    -------------
    Net sales.........................................      100.00%         100.00%          100.00%
    Cost of sales.....................................       83.06           83.01            82.72
                                                            ------          ------           ------
    Gross profit......................................       16.94           16.99            17.28
    Operating expenses................................       13.89           13.80            14.00
    Amortization of intangible assets.................        0.19            0.18             0.16
    Stock compensation charge.........................          --            0.06               --
                                                            ------          ------           ------
    Income from operations............................        2.86            2.95             3.12
    Interest expense..................................        2.74            1.71             1.05
    Other (income) expense............................        0.02           (0.02)              --
    Nonrecurring charges..............................          --              --             0.10
                                                            ------          ------           ------
    Income (loss) before taxes and extraordinary
      charge..........................................        0.10            1.26             1.97
    Income taxes......................................       (0.13)          (0.57)           (0.80)
                                                            ------          ------           ------
    Income (loss) before extraordinary charge.........       (0.03)           0.69             1.17
    Extraordinary charge on early extinguishment of
      debt............................................          --            0.35               --
                                                            ------          ------           ------
    Net income (loss).................................       (0.03)%          0.34%            1.17%
                                                            ======          ======           ======


     The principal components of expenses include cost of sales, which represents the amount paid to manufacturers and growers for products sold, and operating expenses, which include selling (primarily labor-related) expenses, warehousing, transportation and other distribution costs, and administrative expenses. Because distribution and administrative expenses are relatively fixed in the short term, unexpected changes in the Company's net sales, such as those resulting from adverse weather, can have a significant short-term impact on operating income.

     The Company sells a significant proportion of its products at prices based on product cost plus a percentage markup. Periods of inflation in food prices result in higher product costs, which are reflected in higher sales prices and higher gross profits. The Company's operating results were positively affected by estimated food price inflation of less than 0.5%, 0.5% and 0.7% in fiscal 1996, 1995 and 1994, respectively.

     Gross margins generally are lower for chain accounts than for street accounts. However, because there are typically no commission sales costs related to chain account sales and because chain accounts usually have larger deliveries to individual locations, sales and delivery costs generally are lower for chain accounts than for street accounts.

     Gross margins are generally higher for private label products than for national brand products of comparable quality. However, the Company incurs additional advertising and other marketing costs in promoting its private label products.

FISCAL 1996 COMPARED TO FISCAL 1995


     Net Sales. Net sales increased 12.5% to $1.449 billion in fiscal 1996 from $1.288 billion in fiscal 1995. The net sales increase was 12.1% before restatement of the historical financial statements for the Valley Acquisition and the Squeri Acquisition. Higher chain account and street sales both contributed to the Company's sales growth in fiscal 1996. Sales generated by foodservice businesses acquired by the Company in the last quarter of fiscal 1995 and the second quarter of fiscal 1996 accounted for 2.0% of this increase. An increase of 15.9% in chain account sales prior to the Acquisitions reflected the continued growth in sales to the Company's larger customers and, to a lesser extent, the development of new chain account relationships, including the new prime supplier relationship announced with Pizzeria Uno, which commenced in January 1996. As a percentage of net sales, chain account sales increased to 46.7% in fiscal 1996 from 45.2% in fiscal 1995. Street sales prior to the Acquisitions increased 9.1% over fiscal 1995 primarily as a result of improved sales force productivity and the implementation of new street sales promotion programs. Fiscal 1996 net sales were adversely affected by severe winter weather conditions in a majority of the Company's markets.



     Gross Profit. Gross profit margin increased to 17.3% in fiscal 1996 from 17.0% in fiscal 1995. The increase was primarily attributable to increased sales of the Company's private and signature brand products, which, before giving effect to the Acquisitions, increased to 24.0% of street sales at the end of fiscal 1996 from 18.0% at the end of fiscal 1995. The increase in sales of private label products more than offset the effects of the shift in customer mix to a higher percentage of sales to chain accounts.



     Operating Expenses. Operating expenses increased 14.1% to $202.9 million in fiscal 1996 from $177.8 million in fiscal 1995 primarily as a result of the increases in net sales. As a percentage of net sales, operating expenses increased to 14.0% in fiscal 1996 from 13.8% in fiscal 1995. The increase in operating expenses, as a percentage of net sales, resulted primarily from increased costs incurred in connection with the promotion of private label and signature brand products and costs associated with the adverse winter weather conditions in a majority of the Company's markets in the third quarter of fiscal 1996.



     Income from Operations. As a result of the increase in net sales and gross profit margin and the absence of any charge corresponding to the one-time stock compensation charge of $0.7 million recorded in fiscal 1995, income from operations increased 18.9% to $45.3 million in fiscal 1996 from $38.1 million in fiscal 1995. Operating margin increased to 3.1% in fiscal 1996 from 3.0% in fiscal 1995.



     Interest Expense. Interest expense decreased 31.2% to $15.2 million in fiscal 1996 from $22.1 million in fiscal 1995. The decrease was primarily attributable to the repayment or refinancing of substantially all of the Company's indebtedness in connection with the Recapitalization, which was consummated in the second quarter of fiscal 1995.


     Nonrecurring Charge. On February 19, 1996, the Company terminated discussions with Sara Lee Corporation regarding a proposed combination of the Company and Sara Lee Corporation's wholly-owned subsidiary, PYA Monarch, Inc. As a result of the termination of these discussions, which began with a proposal submitted by Sara Lee Corporation in November 1995, the Company wrote off the costs incurred related to the proposed transaction (primarily legal and advisory fees) of approximately $1.5 million.


     Income Taxes. The provision for income tax for fiscal 1996 increased $4.2 million over the provision for fiscal 1995. The increase in the provision was attributable to the Company's greater pretax profit level in fiscal 1996. The Company's effective tax rate (before extraordinary charge) of 40.7% for fiscal 1996 decreased from the effective rate of 45.2% for fiscal 1995 primarily because of the effect on fiscal 1995 operating results of the non-deductible stock compensation charge of $0.7 million.


     Extraordinary Charge. The Company incurred no extraordinary charge in fiscal 1996. In fiscal 1995, in connection with the Recapitalization, the Company incurred a $4.6 million extraordinary charge (net of tax benefits of $3.1 million) for the write-off of deferred financing costs relating to existing indebtedness, as well as other fees and expenses related to the early extinguishment of debt.

FISCAL 1995 COMPARED TO FISCAL 1994


     Net Sales. Net sales increased 9.3% to $1.288 billion in fiscal 1995 from $1.179 billion in fiscal 1994. The net sales increase was 7.7% before restatement of the historical financial statements for the Valley Acquisition and the Squeri Acquisition. Higher chain account and street sales both contributed to the Company's sales growth in fiscal 1995. An increase of 9.3% in chain account sales prior to the Acquisitions reflected the continued growth in sales to the Company's larger customers and, to a lesser extent, the development of new chain account relationships. As a percentage of net sales, chain account sales increased to 45.2% in fiscal 1995 from 44.0% in fiscal 1994. Street sales prior to the Acquisitions increased 6.5% over fiscal 1994 primarily as a result of improved sales force productivity, the implementation of new street sales promotion programs and an increase in the commission sales force. As part of the Company's strategy to increase its street sales, the Company expanded its street sales force 12% in fiscal 1995, with 75% of that increase occurring in the fourth fiscal quarter. The rate of increase in street sales over the prior year accelerated during fiscal 1995, from 3.8% in the first fiscal quarter to 7.9% in the fourth fiscal quarter. Fiscal 1995 net sales also benefited from the general absence of the severe weather conditions that adversely affected fiscal 1994 sales in certain of the Company's markets.



     Gross Profit. Gross profit margin increased to 17.0% in fiscal 1995 from 16.9% in fiscal 1994. The increase was primarily attributable to increased sales of private label products. The increase in sales of private label products more than offset the effects of the shift in customer mix to a higher percentage of sales to chain accounts.



     Operating Expenses. Operating expenses increased 8.6% to $177.8 million in fiscal 1995 from $163.7 million in fiscal 1994 primarily as a result of the increases in net sales. As a percentage of net sales, operating expenses decreased to 13.8% in fiscal 1995 from 13.9% in fiscal 1994. Increases in costs incurred in connection with the Company's investment in street sales promotion programs and in the expansion of its street sales force were more than offset by the costs savings resulting from a higher percentage of sales to chain accounts.


     Stock Compensation Charge. The Company incurred a one-time non-cash stock compensation charge of $0.7 million relating to common stock offered to certain management investors in the first quarter of fiscal 1995.


     Income from Operations. As a result of the increases in net sales and gross profit margin, income from operations increased 12.7% to $38.1 million in fiscal 1995 from $33.8 million in fiscal 1994. Operating margin increased to 3.0% in fiscal 1995 from 2.9% in fiscal 1994.



     Interest Expense. Interest expense decreased 31.6% to $22.1 million in fiscal 1995 from $32.3 million in fiscal 1994. The decrease was primarily attributable to the reduction in the Company's aggregate indebtedness and annual interest rate on borrowings effected in the Recapitalization, which was consummated in the second quarter of fiscal 1995.


     Extraordinary Charge. In connection with the Recapitalization, the Company incurred a $4.6 million extraordinary charge (net of tax benefits of $3.1 million) in the second quarter of fiscal 1995 for the write-off of deferred financing costs relating to existing indebtedness as well as other fees and expenses related to the early extinguishment of debt.


     Income Taxes. The Company recorded an income tax provision of $7.4 million in fiscal 1995, compared to an income tax provision of $1.6 million in fiscal 1994. The increase was due to the increase in taxable income.

LIQUIDITY AND CAPITAL RESOURCES

     The Company historically has financed its operations and growth primarily with cash flow from operations, borrowings under its credit facilities, operating and capital leases and normal trade credit terms. The Company finances its investment in inventory principally with trade accounts payable.


     The Company's cash flow from operations was $10.5 million, $13.5 million and $39.7 million in fiscal 1996, fiscal 1995 and fiscal 1994, respectively. The significant cash flows in fiscal 1994 were related to a one-time improvement in the Company's working capital management compared to the prior fiscal year.



     The Company's working capital requirement generally averages between 9% and 10% of annual sales. The Company's working capital balance at June 29, 1996 was $120.9 million.



     As of June 29, 1996, the Company's restated long-term indebtedness, including current portion, was $183.5 million, with an overall weighted average interest rate of 8.2% (excluding deferred financing costs and costs of interest rate swaps and interest cap arrangements). This amount included $5.3 million of indebtedness outstanding under revolving lines of credit extended to Valley Foods and Squeri as of June 29, 1996. As of the same date, $1 million of borrowings and $12.1 million of letters of credit were outstanding under the Company's Bank Facility and an additional $96.9 million remained available to finance the Company's working capital requirements.


     During the fourth quarter of fiscal 1996, the Company strengthened its liquidity position by applying $49.4 million in proceeds from the securitization of trade receivables to reduce its outstanding borrowings under the Bank Facility by the same amount. The effective interest rate on proceeds of the securitization program is currently equivalent to LIBOR plus 30 basis points. The application of such proceeds has enabled the Company to reduce the interest rate on borrowings under the Bank Facility from LIBOR plus 87.5 basis points to LIBOR plus 50 basis points.


     The Company completed the sale of 3,000,000 shares of Common Stock in the August Offering and generated $65.7 million in net proceeds. The net proceeds of the August Offering were used to repay indebtedness assumed or discharged by the Company in connection with the Valley Acquisition (approximately $24 million) and the Arrow Acquisition (approximately $18 million) and to fund the cash portion of the Arrow Acquisition (approximately $27.9 million). In September 1996, the Company received additional net proceeds of $1.6 million in the August Offering from the sale of shares to cover over-allotments. The net proceeds not applied to the foregoing uses were used for working capital and other general corporate purposes.



     The Company made capital expenditures of $20 million in fiscal 1996 and $9 million in fiscal 1995, primarily for new trucks and trailers and the expansion of the Company's distribution centers. The expenditures for new trucks and trailers were primarily funded from capital leases. The Company currently expects to make capital expenditures of approximately $27 million in fiscal 1997, including approximately $8 million to upgrade and expand its existing facilities.


     The Company believes that the combination of cash flow generated by its operations, additional capital leasing activity, borrowings under the Bank Facility and the net proceeds of the August Offering are sufficient to enable it to finance its growth and meet its projected capital expenditures and other short-term and long-term liquidity requirements. Management may determine that it is necessary or desirable to obtain financing for acquisitions through additional bank borrowings or the issuance of new debt or equity securities.

QUARTERLY RESULTS AND SEASONALITY

     Historically, the Company's operating results have reflected seasonal variations. The Company experiences lower net sales and income from operations during its third quarter, which includes the winter months.

The following table sets forth certain summary information with respect to the Company's operations for the most recent nine fiscal quarters.



                                                              FISCAL YEAR ENDED JULY 1, 1995
                                                 --------------------------------------------------------
                                                 1ST QUARTER    2ND QUARTER    3RD QUARTER    4TH QUARTER
                                                 -----------    -----------    -----------    -----------
                                                                  (DOLLARS IN THOUSANDS)
    Net sales.................................    $ 321,802      $ 316,203      $ 305,038      $ 345,272
    Income from operations....................        8,936          9,470          7,405         12,239
    Operating margin..........................         2.8%           3.0%           2.4%           3.5%



                                                             FISCAL YEAR ENDED JUNE 29, 1996
                                                 --------------------------------------------------------
                                                 1ST QUARTER    2ND QUARTER    3RD QUARTER    4TH QUARTER
                                                 -----------    -----------    -----------    -----------
                                                                  (DOLLARS IN THOUSANDS)
    Net sales.................................    $ 356,323      $ 353,525      $ 349,717      $ 389,738
    Income from operations....................       10,045         10,456          9,225         15,526
    Operating margin..........................         2.8%           3.0%           2.6%           4.0%



                                                             FISCAL YEAR ENDING JUNE 28, 1997
                                                 --------------------------------------------------------
                                                 1ST QUARTER
                                                 -----------
    Net sales.................................    $ 414,362
    Income from operations....................       12,467
    Operating margin..........................         3.0%

                                    BUSINESS

     JP Foodservice is a leading broadline distributor of food and related products to restaurants and other institutional foodservice establishments in the Mid-Atlantic, Midwestern and Northeastern regions of the United States and in Las Vegas, Nevada. The Company ranks as the nation's fifth largest broadline distributor based on pro forma 1995 calendar year net sales, including the results of the Acquisitions, which were completed in the first two quarters of fiscal 1997. The Company believes that it is one of the three leading broadline distributors in each of its principal geographic service areas, which it defines as the areas within a 150-mile radius of each of its 12 full-service distribution centers. The Company markets and distributes over 30,000 national, private and signature brand items to over 34,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias, and schools. This diverse customer base encompasses both independent (or "street") and multi-unit (or "chain") businesses.

FOODSERVICE DISTRIBUTION INDUSTRY

     Companies in the U.S. foodservice distribution industry purchase, store, market and transport food products, paper products and other supplies and food-related items to establishments that prepare and serve meals to be eaten away from home. Net sales for the industry were approximately $129 billion in 1995. For the three-year period ended 1995, foodservice distribution sales increased at a compounded annual rate of 2.4%, which was comparable to the rate of increase in the U.S. gross national product during the same period.

     Foodservice distribution companies generally are classified as "broadline," "specialty" or "system" distributors. Broadline distributors offer a comprehensive range of food and related products from a single source of supply and provide foodservice establishments with the cost savings associated with large, full-service deliveries. Specialty distributors generally are small, family-owned enterprises that supply only one or two product categories. System distributors typically supply a narrow range of products to a limited number of multi-unit businesses operating in a broad geographical area.

     The foodservice distribution industry is extremely fragmented, with over 3,000 companies in operation in 1995. Nevertheless, over the last 20 years, the industry has experienced substantial consolidation as larger distributors have acquired small and regional distributors and have used their superior competitive position to grow at the expense of smaller distributors. Consolidation in turn has permitted large foodservice distributors to benefit from various economies of scale produced by large, low-cost distribution facilities, increased net purchasing power and the elimination of redundant management and other overhead expenses. Larger distributors also have been able to take advantage of more sophisticated management techniques and the development of management information systems specifically designed to enhance customer service and increase operating efficiency. The following table illustrates the impact of these trends on the percentage of total net sales in the industry generated by the largest broadline distributors during the periods indicated.

                                                                           PERCENTAGE OF
                                                                        INDUSTRY NET SALES
                                                                        YEAR ENDED DECEMBER
                                                                                31
                                                                        -------------------
                                                                        1985           1995
                                                                        ----           ----
    Ten largest broadline distributors...............................    9.8%          21.2%
    Fifty largest broadline distributors.............................   19.7           25.8

     Management anticipates further consolidation in the industry as smaller specialty distributors confront increasingly difficult competitive challenges from broadline companies that have access to the significant capital investment needed to construct and equip large, efficient distribution centers, maintain a modern fleet of delivery vehicles and develop the sophisticated information systems required for cost-efficient operations. The Company believes that large, well-capitalized broadline distributors generally will benefit from continuing industry consolidation as well as from certain forecasted demographic and economic trends. These trends include an increasing number of two wage-earner families who eat meals away from home, the increasing availability of convenient take-out meals and restaurant home delivery services and the increasing affluence of the "baby boomer" segment of the population. In addition, forecasted expansion of many chain restaurants is anticipated to generate additional sales volume for broadline distributors that can satisfy the product and delivery requirements of this customer segment.

COMPETITIVE STRENGTHS

     JP Foodservice believes that its primary competitive strengths are the following:

     Leading Market Position. The Company derives significant benefits from its position as one of the three leading broadline distributors in each of its principal geographic service areas. The Company's large-scale operations provide it with significant name recognition and operating efficiencies. In addition, the scope of its distribution network gives the Company the ability to offer its growing chain customers a consistent array of products and services across a broad geographic area encompassing approximately one-half of the U.S. population. The size and diverse nature of the customer base reduces the Company's dependence on any individual customer or chain account to sustain growth or profitability.

     Diverse High-Quality Product Line. The Company's product line is one of the largest in the industry and enables the Company to provide a single source of supply to its customers. To satisfy the needs of its diverse customer base, the Company continually updates its product mix. Compared to its principal competitors, the Company devotes a larger portion of its product line to national brand products, which accounted for approximately 85% of net sales in fiscal 1996. In addition to national brands, the Company provides its customers with an expanding line of quality-assured, value-priced products under its JP(TM), JP Power(TM) and Harvest Value(TM) private brands. The Company also offers an exclusive line of signature products, which are comparable in quality to national brand items and priced competitively with such items. Signature products are marketed under the Roseli(TM), Hilltop Hearth(TM), Cattlemen's Choice(TM), Patuxent Farms(TM), el Pasado(TM) and Rituals(TM) brands. The Company, unlike certain of its competitors, utilizes centralized purchasing, which promotes a consistently high level of quality for its proprietary brand products throughout the Company's distribution network.

     Superior Customer Service. The Company's focus on customer service ensures accurate fulfillment of customer orders and on-time product delivery. During fiscal 1996, the Company maintained an order fill rate that exceeded 98.4%, excluding substituted products, and 99%, including substituted products, which the Company believes is one of the highest order fill rates in the industry. The Company's ability to maintain these rates is attributable to its sophisticated inventory management system, professional centralized purchasing staff, proprietary order fulfillment system and inbound freight management techniques.

     The Company has achieved its superior customer service by employing a decentralized operating strategy, utilizing proprietary information systems and providing an array of value-added services. The Company's decentralized operating strategy allows each of the Company's 12 distribution centers to function as autonomous divisions. This approach, which permits the personnel of each branch to control the branch's sales, marketing and distribution functions, enables the Company to be more responsive to customer needs.

     The Company's sophisticated information systems contribute significantly to its ability to maintain high service levels. The information systems have the flexibility to accommodate a range of customer requirements, and include features that provide a variety of order entry alternatives for customers, produce special price lists for key accounts and create customized reports and data bases for customer use.

     The Company offers its customers a broad range of value-added services to assist them in managing their foodservice operations more efficiently and profitably, including advice and assistance on product selection, menu planning and recipes, nutritional information, inventory analysis, product costing and marketing strategies, and in-service training of customer personnel.

     Low Cost Structure. Management believes that the Company's overall cost structure is lower than that of many of its principal competitors. The Company's modern, large-scale distribution centers enable it to realize cost savings in branch overhead, warehouse operations and transportation services. The Company has centralized only those functions that benefit from significant economies of scale or require consistent application of management controls, such as purchasing, finance and accounting, advertising and promotion, and information systems. The Company's information systems allow it to reduce administrative costs and improve responsiveness to operational requirements at the branch level.

     Proprietary Information Systems. The Company has made a significant investment in its proprietary information systems, which it believes are among the most advanced in the industry, and continually upgrades those systems in an effort to achieve additional cost reductions and operating efficiencies. The ordering, shipment, storage and delivery of the Company's products are managed through a centralized information system that allows all of the Company's distribution facilities and its corporate headquarters to obtain information on a "real time" basis regarding the Company's inventory, product availability, customers, sales, financial reports, truck routing and other significant operating areas. The Company's facilities utilize common information systems that permit them to access and consolidate invoices, inventory data, customer records and financial information, thereby ensuring consistency of product, sales and financial information. In coordination with its integrated information systems, the Company employs, at both the corporate and branch levels, a proprietary strategic information system that allows it to analyze systematically the profitability of customer accounts, sales territories and product groups. Although the Company intends to integrate the entities acquired in the Acquisitions into its information system, these entities currently are operating under their own information systems.

BUSINESS STRATEGY

     The Company's business strategy is to target customers and product segments that allow for internal growth and provide favorable profitability levels and to take advantage through strategic acquisitions of growth opportunities resulting from the industry's continuing consolidation.

     Increased Sales to Existing Customers. The Company seeks to be the primary broadline distributor to each of its customers, and believes that there is a significant opportunity to increase sales penetration of its existing accounts. The typical foodservice customer uses one broadline distributor for the majority of its foodservice needs, but also relies on one or two additional broadline distributors and a number of specialty and system distributors. Increased sales to existing customers generally are more profitable than sales to new customers, because they often do not require significant additional delivery expenses, sales calls or other additional administrative services.

     The Company's strategy also emphasizes supporting the growth of its existing chain accounts. Many of the Company's current chain customers, primarily restaurants, are experiencing more rapid sales growth than other types of foodservice businesses. Because of the proven concepts of these chains and the operating economies accruing to their large-scale operations, the Company believes that the future growth prospects for these chains are significant.

     Targeting of New Accounts. The fragmented nature of the industry favors expansion of the Company's operations through an increase in market share. The Company will continue to pursue its long-term strategy of increasing street account sales as a percentage of net sales by attempting to expand sales to street customers at a faster rate than sales to chain customers. To achieve street account sales growth, the Company currently plans to continue to increase the number of commission sales people that service such accounts. Management believes that increased street account sales will contribute to the stability of the Company's customer base by diversifying sales over a larger number of customers. As independent operators, street customers are more likely than chain customers to utilize the full range of value-added services offered by the Company. Street account sales increased 6.5% in fiscal 1995 and 9.1% in fiscal 1996.

     The Company also plans to target new chain customers which it believes represent attractive growth opportunities. The Company intends to focus on those accounts that are located primarily within the Company's current distribution network and that can benefit from the Company's existing product line and service capabilities.

     Increased Sales of Proprietary Products. Private and signature brand items enable the Company to offer its customers attractive product alternatives to comparable national brands across a wide range of prices. The Company historically has sold a significantly lower proportion of proprietary private and signature brand products than its primary competitors, whose proprietary brand sales have accounted for 30% to over 60% of their sales volume. Sales of the Company's proprietary brands accounted for approximately 15% of net sales in fiscal 1996, compared to approximately 12% in fiscal 1995. Although it intends to continue to emphasize sales of national brand products, the Company plans to expand sales of its newly developed private and signature brand product lines through national and local advertising, representation at national and Company-sponsored food shows and training of its sales force regarding the attributes of these products.

     Sales of private and signature brand items are supported by the Company's centralized purchasing operations, which enable the Company to provide consistent product quality and pricing to its entire customer base. Because the sale of proprietary brands does not entail payment of the price premiums associated with national brands and their associated higher overhead costs, the Company believes sales of its proprietary brands will enhance both its profitability and the profitability of its customers. The Company also believes that because its signature brands are available exclusively through the Company, sales of these products promote increased customer loyalty.

     Focus on Specialized Markets. JP Foodservice has directed its product and service development efforts to satisfy the needs of specialized markets believed to have strong growth potential. Through its integrated service program called
DirectCare: Meals, Menus and More(R), the Company provides over 700 nursing homes and hospitals with special nutritional plans, inventory analysis, a variety of marketing services and in-service training of institutional personnel. Sales to healthcare institutions under this program amounted to $62 million in fiscal 1996, compared to $30 million in fiscal 1994. In addition, the Company has responded to the increasing popularity of foodservice specialities by marketing a variety of Italian-style products under its Roseli(TM) signature brand, which the Company introduced in fiscal 1994, as well as a full line of Mexican products under its el Pasado(TM) signature brand and a complete line of gourmet and foodservice coffees and related products under its Rituals(TM) signature brand, both of which the Company introduced in fiscal 1996. In the first half of fiscal 1997, the Company plans to continue development and expansion of a full line of Oriental-style products under its Beijing Chef (TM) signature brand and to introduce a full line of seafood products under its Harbor Banks(TM) signature brand.

     Strategic Acquisitions. The Company supplements internal growth with a program of strategic acquisitions to increase its market presence in its existing operating areas and to expand its operations into new markets. The Company expects that the continued presence of many small, privately-owned distributors within the Company's existing markets will provide it with opportunities to effect "fold-in" acquisitions of these concerns by integrating their customer base and sales force into the Company's current operations. The Company also will consider acquiring larger-sized distributors as a means of expanding into new geographic markets. The Company believes that it can reduce the operating expenses and purchasing costs and enhance the sales and profit margins of an acquired business by providing the acquired business with access to its centralized purchasing programs, information systems, broad product line and value-added services. The Company further believes that its decentralized operating strategy and the flexibility of its centralized, mainframe-based computer system will facilitate the integration of acquired operations. The Company's ability to compete for acquisition opportunities with other foodservice businesses is enhanced by its financial resources, which include access to the public capital markets.

     Pursuant to its acquisition strategy, the Company recently consummated two "fold-in" acquisitions. In the fourth quarter of fiscal 1995, the Company acquired Tri River Foods, Inc., a foodservice distribution company specializing in custom-cut meat products, frozen seafood and other complementary canned, dry and frozen food products. The acquired company, which conducted operations primarily within a 50-mile radius of Pittsburgh, had net sales of approximately $15 million. In the second quarter of fiscal 1996, the Company purchased certain assets of Rotelle, Inc., a foodservice distribution company operating in Pennsylvania with annual net sales of approximately $35 million.

     In the first quarter of fiscal 1997, the Company acquired Valley Foods, a broadline distributor with a leading market share of the Las Vegas, Nevada foodservice market. The Company believes that Las Vegas is one of the country's fastest growing foodservice markets and that the Valley Acquisition will provide a basis for the Company to expand its operations into the Western region of the United States.

     Also in the first quarter of fiscal 1997, the Company acquired Arrow, a broadline distributor based in Norwich, Connecticut. The Arrow Acquisition increases the Company's presence in the New England marketplace and positions the Company for further expansion into the southern Connecticut, Westchester County and New York City markets.

     In the second quarter of fiscal 1997, the Company acquired Squeri, a broadline distributor serving the Greater Cincinnati, Dayton, Columbus, Indianapolis, Louisville and Lexington markets. The Squeri Acquisition fills a gap in the Company's existing distribution network in the Midwestern region of the United States and is expected to provide cost savings through distribution efficiencies in its Midwestern distribution network.


     See "Prospectus Summary -- Recent Acquisitions" and "Unaudited Pro Forma Condensed Financial Statements."


     The Company has adopted a policy pursuant to which it generally does not announce proposed acquisitions until it enters into definitive agreements with respect to such acquisitions.

PRODUCTS AND SERVICES

  Products

     The Company's extensive selection of food and related products enables it to provide a single source of supply to a diverse base of customers whose product needs vary significantly. The Company's product line of over 30,000 items encompasses a broad selection of canned and dry food products, fresh meats, poultry, seafood, frozen foods, fresh produce, dairy and other refrigerated products and related goods and supplies. Many of the Company's product offerings feature "center of the plate" or entree selections. The Company also distributes a wide variety of nonfood products and equipment, including paper products, disposable napkins, plates, cups and cleaning supplies. In most locations, the Company also offers coffee and beverage equipment, supplies and service and, to a limited extent, tableware (such as china and silverware), glassware and light restaurant equipment and supplies.

     The following table sets forth the product categories of the items sold by the Company and the percentage of the Company's net sales generated by each product category during the periods indicated.

[CAPTION]

                                                                        PERCENTAGE OF NET SALES
                                                                           FISCAL YEAR ENDED
                                                             ---------------------------------------------
                                                             JULY 2, 1994    JULY 1, 1995    JUNE 29, 1996
                                                             ------------    ------------    -------------
Canned and dry products...................................         27%             27%             26%
Meats.....................................................         20              20              20
Other frozen foods........................................         18              18              18
Poultry...................................................          9               9              10
Seafood...................................................          8               8               8
Dairy products............................................          7               8               9
Perishable food products..................................          4               4               3
Paper products............................................          4               4               4
Equipment and supplies....................................          2               1               1
Janitorial supplies.......................................          1               1               1
                                                                  ---             ---             ---
Total net sales...........................................        100%            100%            100%
                                                             =========       =========       ==========

     National Brands. In fiscal 1996, the Company supplied more than 26,000 national brand items, which accounted for approximately 85% of the Company's net sales in that period. National brand products represent a greater proportion of the Company's product line than the product lines of the Company's principal competitors. Management believes that national brands are attractive to chain accounts and other customers seeking consistent product quality throughout their operations. The Company's national brand strategy has promoted closer relationships with many national suppliers, who provide important sales and marketing support to the Company.

     Private Brands. The Company offers its customers an expanding line of products under its JP(TM), JP Power(TM) and Harvest Value(TM) private brands. The Company currently offers over 1,900 private brand products, including frozen and canned goods, fruits, vegetables and meats, through its JP Gold(TM) (highest quality), JP Blue(TM), JP Red(TM) and Harvest Value(TM) private labels and approximately 70 cleaning products under its JP Power(TM) brand. The multi-tier quality system has been developed to meet the specific requirements of different market segments.

     Signature Brands. The Company offers its customers an exclusive and expanding line of signature products which are comparable in quality to national brand items and priced competitively with such items. The Company markets these products under the names Roseli(TM) (Italian-style products), Hilltop Hearth(TM) (bread and bakery products), Cattlemen's Choice(TM) (meats), Patuxent Farms(TM) (processed meats), el Pasado(TM) (Mexican products), Rituals(TM) (gourmet coffee) brands, and, beginning in the first half of fiscal 1997, Beijing
Chef (TM) (Oriental-style products) and Harbor Banks(TM) (seafood products). The Company currently offers more than 1,100 signature brand items.

  Services

     To strengthen its customer relationships and increase account penetration, JP Foodservice offers an array of value-added services that, in their scope and quality, differentiate it from other foodservice distributors. The Company offers the following types of services:

     - Management Support and Assistance. The Company's highly trained sales force assists customers in managing their foodservice operations more efficiently and profitably by providing advice and assistance on product selection, menu planning and recipes, nutritional information, inventory analysis and product costing and marketing strategies. The Company also provides in-service training of customer personnel.

     - Specialized Market Services. The Company offers services and programs tailored to specialized markets. For example, through its integrated service program, called DirectCare: Meals, Menus and More(R), the Company provides healthcare service providers with special nutritional plans, customized software packages (JP directAdvantage(TM)), a variety of marketing services and in-service training of institutional personnel. In order to be eligible to participate in this program, healthcare institutions must maintain a specified minimum volume of purchases from the Company.

     - Customized Technology. The Company offers its customers a proprietary hand-held computer system, the JP Connection(TM), which automates many restaurant management functions, including the management and reordering of product inventory. The system automatically re-orders products directly through the Company's mainframe computer. The Company also is upgrading the electronic order entry system utilized by its sales personnel by equipping them with laptop computers which it believes enables the sales force to present product and menu ideas, take orders and prepare presentations more efficiently. Through this upgrade, the Company will be providing its customers with an enhanced personal computer-based order entry system.

     - Publications. The Company promotes active customer use of its other services and its products through the distribution of professionally printed publications, including its biweekly newsletter, JP FoodNews(TM). The Company's publications highlight selected products, including proprietary private and signature brand items, present menu suggestions, provide nutritional information and include recipes using the Company's products. Customers also may participate, at no cost, in the Company's recipe program, To Your Taste(R), in which the Company furnishes participants every two weeks with recipe cards that describe new menu concepts.

CUSTOMERS

     The Company's customer base of over 34,000 accounts encompasses a wide variety of foodservice establishments. The Company's chain customers include Old Country Buffett, Perkins Family Restaurants, Subway, Compass Group, Ruby Tuesday, Pizzeria Uno and other foodservice establishments. The Company also is a foodservice supplier to the United States Congress, Fenway Park and other prominent institutions. The following table sets forth the segments of the Company's customer base by type of institution for fiscal 1996.

                                                                                 PERCENTAGE
                                TYPE OF CUSTOMER                                OF NET SALES
    -------------------------------------------------------------------------   ------------
    Restaurants..............................................................         70%
    Limited menu establishments..............................................         11
    Hotels...................................................................          2
    Healthcare institutions..................................................          5
    Schools and colleges.....................................................          3
    Other....................................................................          9
                                                                                     ---
                                                                                     100%
                                                                                =========

     Street Customers. The Company's street customers are independent restaurants, hotels, schools and other foodservice businesses. Street customers are serviced directly by commission sales personnel who personally call on customers, place orders, coordinate product delivery and provide the value-added services offered to these customers. Street accounts represented approximately 53% of the Company's net sales in fiscal 1996.

     Chain Customers. The majority of the Company's chain customers consist of franchises or corporate-owned units of national or regional family dining and other restaurant "concepts" and, to a lesser extent, hotels and other regional institutional operators. Many of the Company's current chain account customers, primarily restaurants, are experiencing more rapid sales growth than other types of foodservice businesses. The Company has developed strong working relationships with its chain accounts, which have enabled these accounts, in conjunction with the Company, to develop distribution programs tailored to precise delivery and product specifications. These distribution programs have created operating and cost efficiencies for both the chain customers and the Company.

     Chain customers generally are serviced by salaried sales and service representatives who coordinate the procurement and delivery of all products throughout the system from a central location. Gross profit margins generally are lower for chain customers than for street customers. However, because there are typically no commission sales costs related to chain account sales and because chain customers usually have larger deliveries to individual locations, sales and delivery costs generally are lower for chain accounts than for street accounts. Chain accounts represented approximately 47% of the Company's net sales in fiscal 1996.

     No single customer accounted for 10% or more of the Company's net sales in fiscal 1996. Consistent with industry practice, the Company has no long-term contract with any customer that may not be canceled by either party at its option.

SALES AND MARKETING

     The Company's principal marketing activities at June 29, 1996 were conducted by approximately 480 street sales, 50 chain sales and 100 customer service representatives. As part of its strategy to increase street account sales, the Company currently plans to continue to increase its commission sales force, which grew an average of 7% in fiscal 1995 and fiscal 1996. The Company's sales and service representatives are responsible for soliciting and processing orders, servicing customers by telephone, reviewing account balances and assisting with new product information. In addition, the Company's sales representatives advise customers on menu selection, methods of preparing and serving food and other operating issues. The Company provides an extensive in-house training program for its entry-level sales and service representatives, which includes seminars, on-the-job training and direct one-on-one supervision by experienced sales personnel.

     The Company's commission program is designed to reward account profitability and promote sales growth. The Company systematically measures the profitability of each account and product segment and modifies its incentive program accordingly.

     Including the Acquisitions, the Company maintains sales offices at each of its 12 full-service distribution centers and at three additional locations in Pennsylvania, Illinois and South Dakota. The Company employs sales and marketing staff at both the corporate and branch levels to solicit and manage relationships with multiunit chain accounts.

     The Company supplements its market presence with advertising campaigns in national and regional trade publications, which typically focus on the Company's services and its ability to service targeted industry segments. The Company supports this effort with a variety of promotional services and programs, including its biweekly newspaper, JP FoodNews(R), and its recipe program, To Your Taste(R).

DISTRIBUTION

     JP Foodservice distributes its products out of its 12 full-service distribution centers located in Massachusetts, Connecticut, Pennsylvania, Maryland, Minnesota, Indiana, Illinois, Iowa, Nevada and Ohio. The Company extends this geographic coverage through remote distribution locations including, among others, facilities in Ohio, Maryland, Michigan, Vermont and New Jersey. The Company's customers generally are located within 150 miles of one of the Company's distribution centers, although the Company's distribution network and reciprocal arrangements with other distributors enable the Company to serve customers outside of its principal market areas. Services to both street and chain customers are supported by the same distribution facilities and equipment.

     The 12 full-service distribution centers have a total of approximately 1.8 million square feet of warehouse space. Each distribution center operates from a warehouse complex that contains dry, refrigerated and frozen storage areas, as well as office space for sales, marketing and distribution personnel.

     Products are delivered to the Company's distribution centers by manufacturers, common carriers and the Company's own fleet of trucks. The Company employs a management information system which, together with its centralized purchasing operations, enables it to lower its inbound transportation costs by making optimal use of its own fleet of trucks or by consolidating deliveries into full truckloads. Orders from multiple suppliers or to multiple distribution centers are consolidated into single truckloads for efficient use of available vehicle capacity and return-trip hauls.

     Orders typically are entered electronically by the commission sales force with the appropriate distribution center through a hand-held computer device or laptop computer. These devices facilitate order entry through the use of pre-coded price lists which automatically price orders, apply pricing controls and allow the sales representative to review the gross profit of each order at the time of sale. Customers also have the option to place orders by telephone to service representatives at each of the branches. Certain large customers place orders through a direct connection to the Company's mainframe computer by means of a computer terminal, personal computer or touchtone telephone, or through the Company's proprietary restaurant inventory and management system, the JP Connection(TM).

     Under all forms of order placement, the salesperson or customer is notified immediately about product availability, which facilitates instant product substitution, if necessary. Products are reserved automatically at the time of order, thereby ensuring complete fulfillment of orders upon delivery. Customers' orders are assembled in the warehouse, sorted and shrink-wrapped to ensure order completeness. The products are staged according to the required delivery sequence.

     Products are delivered door-to-door, typically on the day following placement of the order. The Company delivers its products through its fleet of tractor-trailer and straight trucks, each of which is equipped with separate temperature-controlled compartments. In dispatching trucks, the Company employs a computerized routing system designed to optimize delivery efficiency and minimize drive time, wait time and excess mileage. The majority of the Company's fleet utilizes onboard computer systems that monitor vehicle speeds, fuel efficiency, idle time and other vital statistical information. The Company collects and analyzes such data in an effort continually to monitor and improve transportation efficiency and reduce costs.

     In certain geographic markets, the Company utilizes its remote redistribution facilities to achieve a higher level of customer service. Products are transported in large tractor-trailers or double trailers to the redistribution facility, where the loads are then transferred to smaller equipment for delivery in the normal fashion.

SUPPLIERS

     At June 29, 1996, JP Foodservice employed approximately 20 purchasing agents with expertise in specific product lines to purchase products for the Company from over 2,000 suppliers located throughout the United States and overseas. Substantially all types of products distributed by the Company are available from a variety of suppliers, and the Company is not dependent on any single source of supply.

     The management of all purchasing operations from the Company's corporate headquarters in Columbia, Maryland results in lower costs through increased purchasing leverage with suppliers and greater ordering efficiency. To maximize the benefits of its centralized purchasing function, the Company attempts to concentrate purchases with selected suppliers. Through this strategy, the Company is able to buy high-quality products on advantageous terms. The Company cooperates closely with these suppliers to promote new and existing products. The suppliers assist in training the Company's sales force and customers regarding new products, new trends in the industry and new menu ideas, and collaborate with the Company in advertising and promoting these products both through printed advertisements and through annual branch-sponsored food shows and national trade shows.

     Through its centralized purchasing department, the Company is able to monitor the quality of the products offered by various suppliers and ensure consistency of product quality across its distribution network. The concentration of purchasing power at the corporate level often provides the Company's buyers with early access to new product concepts which, if attractive, can be quickly introduced to the Company's customers.

     The Company maintains a comprehensive quality control and assurance program that at June 29, 1996 actively involved over 60 employees in daily quality control activities. The program is managed by members of the central purchasing department, including product group managers who each manage specific segments of the product line and product line managers who purchase products for the nine branches, and is supported at each branch by the merchandising manager, the branch buyer and an inventory control specialist. The quality control process includes the selection of suppliers and the policing of quality standards through product sampling at both the Company's corporate offices and branch locations and through visits to growing fields, manufacturing facilities and storage operations.

     The Company requires all of its suppliers and manufacturers to maintain specified levels of product liability insurance and to name the Company as an additional insured on the applicable insurance policies.

COMPETITION

     The foodservice distribution industry is extremely fragmented, with over 3,000 companies in operation in 1995. In recent years, the foodservice distribution industry has been characterized by significant consolidation and the emergence of larger competitors. The Company competes in each of its markets with at least one other large national distribution company, generally SYSCO Corp. or Alliant (formerly Kraft) Foodservice, Inc., as well as with numerous regional and local distributors.

     The Company believes that, although price is an important consideration, distributors in the foodservice industry compete principally on the basis of service, product quality and customer relations. The Company attributes its ability to compete effectively against smaller regional and local distributors in part to its wider product selection, the cost advantages resulting from its size and centralized purchasing operations and its ability to offer broad and consistent market coverage. The Company competes effectively against other broadline distributors primarily by providing its customers with accurate and timely fulfillment of orders and an array of value-added services.

     The Company typically competes against other foodservice distribution companies for potential acquisitions. The Company believes that its financial resources and its ability to offer owners of acquisition targets an interest in the combined business through ownership of JP Foodservice Common Stock provide the Company with an advantage over many of its competitors.

REGULATION

     The Company's operations are subject to regulation by state and local health departments, the U.S. Department of Agriculture and the Food and Drug Administration, which generally impose standards for product quality and sanitation. The Company's facilities generally are inspected at least annually by state or federal authorities.

     The Company's relationship with its fresh food suppliers with respect to the grading and commercial acceptance of produce shipments is governed by the Federal Produce and Agricultural Commodities Act, which specifies standards for sale, shipment, inspection and rejection of agricultural products. The Company also is subject to regulation by state authorities for the accuracy of its weighing and measuring devices.

     Federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, generally are not directly applicable to the Company. Certain of the Company's distribution facilities have underground and above-ground storage tanks for diesel fuel and other petroleum products, which are subject to laws regulating such storage tanks. Such laws have not had a material adverse effect on the capital expenditures, earnings or competitive position of the Company.

     Certain hazardous substances have been released on the site of the Company's Boston branch. The Massachusetts Department of Environmental Protection has advised the Company that such agency has entered into an administrative consent decree with three parties responsible under Massachusetts law to clean up hazardous substances in areas contiguous to the site. The agency also advised the Company in 1990 that, as the current owner of the site, the Company also may be deemed to be a responsible party under Massachusetts law for hazardous substances on the site. The Company has not been the subject of any action or proceeding seeking to require it to remove hazardous substances from the site or to make payment in respect of the cleanup of the site or related costs. In June 1996, the Massachusetts Department of Environmental Protection advised the Company that, based on the information currently available to it, the agency is not requiring the Company to remove hazardous substances from the site. The Company has been indemnified against any losses it may incur in connection with hazardous substances on the site, and does not believe resolution of this matter will have a material adverse effect on its financial condition or operating results.

INTELLECTUAL PROPERTY

     JP Foodservice has proprietary rights to a number of trademarks used in its business, including trademarks used in connection with the marketing of its private and signature brand products, its proprietary restaurant inventory and management system and a variety of customized service programs. A number of these trademarks are registered with the U.S. Patent and Trademark Office, each for an initial period of 20 years, which is renewable for as long as the Company continues to use the trademarks. The Company considers its trademarks to be of material importance to its business plans.

FACILITIES AND EQUIPMENT

     JP Foodservice occupies its corporate headquarters in Columbia, Maryland, which consists of 30,800 square feet of office space, pursuant to a lease which expires on December 31, 2003.

     The Company owns all of its 12 full-service distribution centers, which contain a total of 1.8 million square feet of warehouse space. The centers contain dry, refrigerated and frozen storage areas and office space for the sales and administrative operations of the branch. The following chart provides information on the approximate size of each of the Company's 12 full-service distribution centers.


                                                                                  AREA IN
                                    LOCATION                                    SQUARE FEET
    -------------------------------------------------------------------------   -----------
    Las Vegas, Nevada........................................................      210,000
    Norwich, Connecticut.....................................................      200,000
    Baltimore, Maryland......................................................      187,000
    Altoona, Pennsylvania....................................................      164,000
    Minneapolis, Minnesota...................................................      160,000
    Allentown, Pennsylvania..................................................      155,000
    Boston, Massachusetts....................................................      149,000
    Streator, Illinois.......................................................      146,000
    Hartford, Connecticut....................................................      141,000
    Des Moines, Iowa.........................................................      131,000
    Fort Wayne, Indiana......................................................      111,000
    Cincinnati, Ohio.........................................................       87,000
                                                                                -----------
         Total...............................................................    1,841,000
                                                                                 =========


     Equipment and machinery owned by the Company and used in its operations consist principally of electronic data processing equipment and product handling equipment. The Company also operates a fleet of vehicles, which consisted of over 570 tractor-trailer combinations and straight trucks at the end of fiscal 1996, for long hauls and local deliveries. At June 29, 1996, the Company owned approximately 5% of these vehicles and leased the remainder. See Note 11 to the Company's Consolidated Financial Statements.

     The Company outsources its data center operations pursuant to a five-year contract which expires on December 31, 1997 and which may be extended by the Company. As the Company's business needs warrant, it can either increase or decrease the amount of computer capacity it purchases upon short notice to the vendor. Management believes that this arrangement provides the Company with more reliable and flexible service at a lower cost than the Company could achieve by operating its own data center.


     The Company regularly evaluates the capacity of its various facilities and equipment and makes capital investments to expand capacity where necessary. In fiscal 1995 and fiscal 1996, the Company spent a total of $29.1 million on capital expenditures, primarily for new trucks and trailers and expansion of its distribution centers in Streator, Illinois and Boston, Massachusetts. The Company undertakes expansion or replacement of its facilities as and when needed to accommodate the Company's growth. The Company recently completed a 45,000 square foot expansion of its Allentown, Pennsylvania distribution center. The Company also is planning a 20,000 square foot expansion of the Fort Wayne, Indiana facility and an expansion of the Cincinnati, Ohio facility. Facility expansion costs are expected to total approximately $8 million in fiscal 1997.


EMPLOYEES

     JP Foodservice has approximately 3,500 full-time employees, of whom approximately 120 were employed in corporate management and administration and approximately 2,100 of whom were hourly employees. Approximately 1,100 of the Company's employees were covered by collective bargaining contracts with 12 different local unions which are associated with the International Brotherhood of Teamsters. Six collective bargaining contracts, which cover approximately 350 employees, will expire during fiscal 1997. Other than a temporary action involving Squeri in the spring of 1993, the Company has not experienced any labor disputes or work stoppages. The Company believes that its relationships with its employees are satisfactory.

LITIGATION

     From time to time, the Company is involved in litigation and proceedings arising out of the ordinary course of its business. There are no pending material legal proceedings to which the Company is a party or to which the property of the Company is subject.

                                   MANAGEMENT


     The following table sets forth certain information regarding the executive officers and directors of the Company as of the date of this Prospectus.



         NAME             AGE                            POSITION
-----------------------   ---    ---------------------------------------------------------
James L. Miller........   47     Chairman of the Board of Directors, President and Chief
                                 Executive Officer
Lewis Hay, III.........   41     Director, Senior Vice President and Chief Financial
                                 Officer
David M. Abramson......   43     Director, Senior Vice President and General Counsel
Mark P. Kaiser.........   39     Director, Senior Vice President-Sales, Marketing and
                                 Procurement
George T. Megas........   43     Vice President-Finance, Assistant Secretary and Assistant
                                 Treasurer
Michael J. Drabb.......   62     Director
Eric E. Glass..........   56     Director
Paul I. Latta..........   53     Director
Jeffrey D. Serkes......   37     Director
Dean R. Silverman......   45     Director


     James L. Miller has served as Chairman of the Board of Directors and as President and Chief Executive Officer of the Company since July 1989. From 1986 to 1989, Mr. Miller served as Executive Vice President and Chief Operating Officer of the Northern Division of PYA/Monarch, Inc. ("PYA/Monarch"), a subsidiary of Sara Lee Corporation. From 1983 to 1985, Mr. Miller served as Vice President and General Manager of PYA/Monarch's Northeast division. Before joining PYA/Monarch, Mr. Miller was employed by SYSCO Corp., from 1972 to 1983, where he held the positions of Vice President of Operations, Vice President of Sales, Vice President and General Manager.

     Lewis Hay, III joined the Company in 1991 as Senior Vice President and Chief Financial Officer, and has served as a director since that date. Before joining the Company, Mr. Hay was a Vice President and partner of Mercer Management Consulting (formerly Strategic Planning Associates, Inc.), a management consulting firm, where he led the strategy consulting practice in the firm's Washington, D.C. office. Mr. Hay joined the firm in 1982 and, beginning in 1986, participated in a number of consulting projects for PYA/Monarch, including the transaction resulting in the formation of the Company in 1989.

     David M. Abramson has served as Senior Vice President and General Counsel of the Company since July 1, 1996 and as a director of the Company since August 1994. Mr. Abramson was the President and Managing Principal of the law firm of Levan, Schimel, Belman & Abramson, P.A. from 1992 to 1996. Previously, Mr. Abramson was a Vice President and Principal of that firm. Mr. Abramson serves as a director of Monocacy Bancshares, Inc., which is the parent corporation of Taneytown Bank & Trust Company in Taneytown, Maryland.

     Mark P. Kaiser has served as the Senior Vice President-Sales, Marketing and Procurement of the Company since 1993 and as a director of the Company since September 1996. Mr. Kaiser served as the Company's Vice President-Sales and Marketing from 1989 to 1991 and as Executive Vice President-Sales, Marketing and Procurement of the Company from 1991 to 1993. Mr. Kaiser previously held a number of positions at PYA/Monarch, including Vice President-Sales from 1985 to 1989.

     George T. Megas joined the Company in 1991 as Vice President-Finance, Assistant Secretary and Assistant Treasurer and is responsible for the accounting, treasury and finance functions. Mr. Megas, a Certified Public Accountant, previously served as the Corporate Controller for Strategic Planning Associates, Inc., a management consulting firm, from 1979 to 1990, when it was acquired by Mercer Management Consulting, and served as a Controller for certain regions of Mercer Management Consulting until 1991.

     Michael J. Drabb has served as a director of the Company since 1994. Mr. Drabb has served as Executive Vice President of O'Brien Asset Management, Inc., an institutional asset management firm, since

August 1993. From April 1992 to July 1993, Mr. Drabb was retired. Mr. Drabb served as an Executive Vice President and a member of the cabinet of The Mutual Life Insurance Company of New York ("MONY") from 1989 to 1992 and was employed by MONY from 1961 until his retirement in 1992. Mr. Drabb also serves as a director of the New York Life Fund, Inc., the New York Life MFA Series Fund, Inc., the MONY Series Fund, Inc. and United States Leather, Inc.

     Eric E. Glass has served as a director of the Company since February 1996. Mr. Glass has served as the Chairman of the Board for The Taney Corporation, a manufacturer of wooden stairway components and stairways, since 1995. Previously, from 1962 to 1995, Mr. Glass served as President of The Taney Corporation. Mr. Glass also serves as a director of the Gettysburg Hospital in Gettysburg, Pennsylvania and Vice Chairman of the Board and Chairman of the Executive Committee of Monocacy Bancshares, Inc., which is the parent corporation of Taneytown Bank & Trust Company in Taneytown, Maryland.

     Paul I. Latta has served as a director of the Company since September 1996. Mr. Latta has served most recently as Senior Vice President of The Rouse Company, a real estate development and management company, where he is responsible for all retail properties. Mr. Latta previously held a number of positions with The Rouse Company, where he has been employed since 1968.


     Jeffrey D. Serkes has served as a director of the Company since November 15, 1996. Mr. Serkes has served as Vice President and Treasurer of International Business Machines Corporation ("IBM") since January 1995 and as Assistant Treasurer of IBM from August 1994 to December 1994. From 1987 to August 1994, Mr. Serkes held a number of positions with RJR Nabisco, Inc., including Vice President and Deputy Treasurer and Vice President and Assistant Treasurer, Corporate Finance. Mr. Serkes serves as a director of IBM Credit Corporation.


     Dean R. Silverman has served as a director of the Company since September 1996. Mr. Silverman has served as the President of Dean & Company, a strategic management consulting company, since 1993. Prior to 1993, Mr. Silverman was an Executive Vice President and partner of Mercer Management Consulting.

                              SELLING STOCKHOLDERS

     The Selling Stockholders, which are Sara Lee Foodservice Holdings, Inc., the Sara Lee Foundation and the former stockholders of Valley Foods and a transferee of such stockholders, are offering shares of Common Stock pursuant to the exercise of registration rights. See "Prospectus Summary -- Recent Acquisitions" and "-- History" and "Shares Eligible for Future Sale." The Selling Stockholders, other than Sara Lee Foodservice Holdings, Inc., have granted the U.S. Underwriters an option, exercisable within 30 days from the date of this Prospectus, to purchase up to an aggregate of 709,028 shares of Common Stock to cover over-allotments, if any. See "Underwriting."

     The following table sets forth certain information, as of October 1, 1996 and as adjusted to reflect the sale of Common Stock offered hereby, regarding the ownership of the Common Stock by the Selling Stockholders.


                                                     OWNERSHIP                            OWNERSHIP
                                                 PRIOR TO OFFERING       NUMBER         AFTER OFFERING
                                                --------------------    OF SHARES    --------------------
                   NAME OF                       NUMBER                  OFFERED      NUMBER
             SELLING STOCKHOLDER                OF SHARES    PERCENT     HEREBY      OF SHARES    PERCENT
---------------------------------------------   ---------    -------    ---------    ---------    -------
Sara Lee Foodservice Holdings, Inc.(1).......   5,138,210      23.1%    5,138,210            0        0%
Sara Lee Foundation(2).......................   1,000,000       4.5       323,788      676,212      3.0
Duane H. Zobrist.............................     317,749       1.4        32,344      285,405      1.3
Richard D. Zobrist...........................     317,749       1.4        32,344      285,405      1.3
Church of Jesus Christ of Latter Day
  Saints(2)..................................      35,000       0.2        30,759        4,241        *
Lloyd K. Benson..............................     317,749       1.4        27,949      289,800      1.3
Gerry R. Zobrist.............................     317,749       1.4        23,555      294,194      1.3
E. Mark Zobrist..............................     312,749(3)    1.4        67,496      245,253      1.1
R. Phillip Zobrist...........................     317,749       1.4        23,555      294,194      1.3


---------------
  * Represents holdings of less than 1%.

(1) Shares are held of record by Sara Lee Foodservice Holdings, Inc., a wholly owned subsidiary of Sara Lee Corporation, which may be deemed to be the beneficial owner of such shares.

(2) If the U.S. Underwriters' over-allotment option is exercised in full with respect to shares owned by such Selling Stockholder, the Selling Stockholder will not own any shares of Common Stock.


(3) Up to 70,000 of such shares (0.3% of shares outstanding) may be transferred to, and sold in the Offering by, the Mark and Linda Zobrist Charitable Remainder Annuity Trust. Of such shares, 8,481 shares may be sold to cover over-allotments, if any.


     The Company and Sara Lee Corporation and its affiliates engage in transactions in the ordinary course of their respective businesses. See Note 8 to the Company's Consolidated Financial Statements. Sara Lee Corporation designated certain members of the Company's Board of Directors prior to June 27, 1996 pursuant to a board membership agreement with the Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     As of the date of this Prospectus, there are 22,212,252 outstanding shares of Common Stock. All of the 5,700,000 shares offered in the Offering will be freely transferable without restriction or further registration under the Securities Act, except that any shares held by an "affiliate" of the Company (as that term is defined under Rule 144 of the Securities Act) will be subject to the resale limitations of Rule 144. Of the Company's outstanding shares other than the shares offered hereby, 4,071,210 are "restricted securities" within the meaning of Rule 144 or are otherwise subject to restrictions on sale under the Securities Act. Such restricted shares may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144 or Rule 145 under the Securities Act.



     In general, Rule 144 provides that any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least a two-year period (as computed under Rule 144) is entitled to sell within any three-month period the number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of the Common Stock (approximately 222,122 shares as of the date of this Prospectus) and (ii) the average weekly reported trading volume of the then outstanding shares of Common Stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission. Sales under Rule 144 also are subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an affiliate of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned shares for at least a three-year period (as computed under Rule 144), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Shares of Common Stock held by the former stockholders of Valley Foods and not sold in the Offering are eligible for sale under Rule 145, which requires compliance with the volume limitation, manner of sale and public information provisions of Rule
144. Rule 144A under the Securities Act permits the immediate sale by the current holders of restricted securities of all or a portion of those securities to certain qualified institutional buyers, as defined in Rule 144A, subject to certain conditions. The foregoing summary of Rule 144, Rule 145 and Rule 144A is not intended to be a complete description of such rules.



     The Company, certain of its executive officers and directors and the Selling Stockholders (with respect to unsold shares of Common Stock) have agreed that, for a period of 90 days after the date of this Prospectus, they will not, without the prior consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock (subject, in the case of the Company, to an exception for the grant of options and issuance of shares pursuant to the Company's stock plans). With the consent of Smith Barney Inc., such shares may be sold before the expiration of the lock-up period without prior notice to the other stockholders of the Company or to any public market in which the Common Stock trades. Upon the expiration of the lock-up period, 2,917,358 shares will be eligible for sale in the public market pursuant to Rule 144 or Rule 145.



     The Company has granted certain registration rights with respect to the shares of Common Stock beneficially owned by the Sara Lee Selling Stockholders and the shares issued in connection with the Squeri Acquisition. If the U.S. Underwriters' over-allotment option is not exercised in full, the Sara Lee Selling Stockholders will be entitled to require the Company to use its best efforts to register under the Securities Act the unsold shares covered by such option. Beginning on June 1, 1997, the Company will be obligated to use its best efforts to register up to 1,079,875 shares issued to the former Squeri stockholders. In addition, in connection with any such registration or if the Company otherwise proposes to register any shares of Common Stock under the Securities Act in the future, the Sara Lee Selling Stockholders, certain management stockholders and the former stockholders of Valley Foods, Arrow and Squeri are entitled to require the Company, subject to certain conditions, to include all or a portion of their shares in such registration. The registration rights described herein are subject to certain notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering. The Company is required to bear the expenses of all such registrations, except for underwriting discounts and commissions. Following completion of the Offering (assuming no exercise of the U.S. Underwriters' over-allotment option), 4,071,210 shares of

Common Stock, or 18.3% of the total number of shares of Common Stock outstanding, will be entitled to the benefits of such registration rights.


     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market prices of the Common Stock and the Company's ability to raise capital in the future through the sale of additional securities.

                                  UNDERWRITING

     Under the terms and subject to the conditions stated in the U.S. Underwriting Agreement dated the date hereof, each of the underwriters of the United States and Canadian offering of Common Stock named below (the "U.S. Underwriters"), for whom Smith Barney Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, The Robinson-Humphrey Company, Inc. and Rodman & Renshaw, Inc. are acting as the representatives (the "Representatives"), has severally agreed to purchase, and the Selling Stockholders have agreed to sell to each U.S. Underwriter, the number of shares of Common Stock set forth opposite the name of such U.S. Underwriter below:

                                             NUMBER
            U.S. UNDERWRITER                OF SHARES
-----------------------------------------   ---------
Smith Barney Inc. .......................
Goldman, Sachs & Co. ....................
Morgan Stanley & Co. Incorporated........
The Robinson-Humphrey Company, Inc. .....
Rodman & Renshaw, Inc. ..................

                                             NUMBER
            U.S. UNDERWRITER                OF SHARES
-----------------------------------------   ---------
                                            ---------
                                            4,560,000
                                            =========


     Under the terms and subject to the conditions contained in the International Underwriting Agreement dated the date hereof, each of the managers of the concurrent International Offering of Common Stock named below (the "Managers"), for whom Smith Barney Inc., Goldman Sachs International, Morgan Stanley & Co. International and The Robinson-Humphrey Company, Inc. are acting as lead managers (the "Lead Managers"), has severally agreed to purchase, and the Selling Stockholders have agreed to sell to each Manager, the number of shares of Common Stock set forth opposite the name of such Manager below:


                                                                                                     NUMBER
                                             MANAGER                                                OF SHARES
-------------------------------------------------------------------------------------------------   ---------
Smith Barney Inc. ...............................................................................
Goldman Sachs International......................................................................
Morgan Stanley & Co. International...............................................................
The Robinson-Humphrey Company, Inc. .............................................................
                                                                                                    ---------
                                                                                                    1,140,000
                                                                                                    =========

     Each of the U.S. Underwriting Agreement and the International Underwriting Agreement provides that the obligations of the several U.S. Underwriters and the several Managers to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The U.S. Underwriters and the Managers are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.


     The U.S. Underwriters and the Managers (collectively, the "Underwriters") initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price which represents
a concession not in excess of $     per share below the public offering price.
The U.S. Underwriters and the Managers may allow, and such dealers may reallow,
a concession not in excess of $     per share to the other U.S. Underwriters or
Managers, respectively, or to certain other dealers. After the Offering, the public offering price and such concessions may be changed by the U.S. Underwriters and the Managers.



     The Selling Stockholders, other than Sara Lee Foodservice Holdings, Inc., have granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregated 709,028 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, in connection with the sale of the shares offered hereby. To the extent such option is exercised, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such U.S. Underwriter's name in the preceding U.S. Underwriters' table bears to the total number of shares in such table.


     The Company, certain of its officers and directors and the Selling Stockholders (with respect to unsold shares of Common Stock) have agreed that, for a period of 90 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock (subject, in the case of the Company, to an exception for the grant of options and issuance of shares pursuant to the Company's stock plans). With the consent of Smith Barney Inc., such shares may be sold before the expiration of the lock-up period without prior notice to the other stockholders of the Company or to any public market in which the Common Stock trades.

     The U.S. Underwriters and the Managers have entered into an Agreement Between U.S. Underwriters and Managers pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the 4,560,000 shares offered in the U.S. Offering (together with 709,028 shares which may be offered to cover over-allotments), (i) it is not purchasing any such shares for the account of anyone other than a U.S. or Canadian Person (each as defined) and (ii) it has not offered or sold, and will not, offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada or to anyone other than a U.S. or Canadian Person. In addition, each Manager has agreed that, as part of the distribution of the 1,140,000 shares offered in the International Offering, (i) it is not purchasing any such shares for the account of any U.S. or Canadian Person and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering in the United States or Canada or to any U.S. or Canadian Person. Each Manager also has agreed that it will offer to sell shares only in compliance with all relevant requirements of any applicable laws.

     The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the U.S. Underwriting Agreement, the International Underwriting Agreement and the Agreement Between U.S. Underwriters and Managers, including (i) certain purchases and sales between the U.S. Underwriters and the Managers, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisers or other persons exercising investment discretion, (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as a Manager or by a Manager who is also acting as a U.S. Underwriter and (iv) other transactions specifically approved by the Representatives and the Lead Managers. As used herein, "U.S. or Canadian Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any estate or trust the income of which is subject to United States or Canadian income taxation regardless of the source of its income (other than the foreign branch of any U.S. or Canadian Person), and includes any United States or Canadian branch or person other than a U.S. or Canadian Person.

     Any offer of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the relevant province of Canada in which such offer is made.


     Each Manager agrees that (i) it will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which will not involve an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 ("the Regulations"), (ii) it will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom and (iii) it will only issue or pass on to any person in the United Kingdom any document received by it in connection with the offer of the shares if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     No action has been or will be taken in any jurisdiction by the Company or the Managers that would permit an offering to the general public of the shares offered hereby in any jurisdiction other than the United States.



     Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.


     Pursuant to the Agreement Between U.S. Underwriters and Managers, sales may be made between the U.S. Underwriters and the Managers of such number of shares as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for shares being sold by the U.S. Underwriters and the Managers, less all or any part of the selling concession, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the Managers pursuant to the Agreement Between U.S. Underwriters and Managers, the number of shares initially available for sale by the U.S. Underwriters and by the Managers may be more or less than the number of shares appearing on the front cover page of this Prospectus.

     In connection with the Offering, the U.S. Underwriters, the Managers and certain selling group members may engage in transactions (including passive market making) for their own accounts or the accounts of others in the Common Stock on the Nasdaq National Market immediately prior to the commencement of the sale of the shares in the Offering, in accordance with Rules 10b-6A, 10b-6 and 10b-7 under the Exchange Act. Such transactions may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time. Rule 10b-6A permits, upon satisfaction of certain conditions, persons participating in a distribution that are Nasdaq market makers in the security being distributed to engage in limited market making "passive market making" transactions during the period when Rule 10b-6 would otherwise prohibit such activity. Distribution participants may not effect transactions in, or display bids for, the Common Stock at a price that exceeds the highest bid for the Common Stock displayed on the Nasdaq National Market by a market maker that is not participating in the distribution of the Common Stock, may not have net daily purchases of the Common Stock that exceed 30% of average daily trading volume for the two full consecutive calendar months immediately preceding the filing date of the registration statement of which this Prospectus is a part, and must identify their bids as bids made by a passive market maker.


     Certain directors and executive officers of the Company may purchase shares from the U.S. Underwriters in the Offering.


     The Company, the Selling Stockholders, the U.S. Underwriters and the Managers have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     Certain of the Representatives and the Lead Managers have provided and continue to provide the Company with additional investment banking services.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, Washington, D.C., a partnership including professional corporations. Certain legal matters will be passed upon for the Underwriters by Wachtell, Lipton, Rosen & Katz. Wachtell, Lipton, Rosen & Katz has provided and continues to perform services for the Company.

                                    EXPERTS


     The historical consolidated financial statements of the Company as of July 1, 1995 and June 29, 1996 and for each of the three fiscal years in the period ended June 29, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of Valley Industries, Inc. and Subsidiaries and Z Leasing Company (A General Partnership) as of January 31, 1994, 1995 and 1996 and for each of the years in the three-year period ended January 31, 1996, appearing in the Company's Current Report on Form 8-K filed for a reportable event dated June 28, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.


     The combined financial statements of Arrow Paper and Supply Co., Inc. and Affiliate as of December 29, 1995, appearing in the Company's Current Report on Form 8-K filed for a reportable event dated July 17, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of Blum Shapiro and Company, P.C., independent public accountants, and upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION


     This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act, omits certain of the information set forth in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.



     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the Commission. The Common Stock is quoted for trading on The Nasdaq Stock Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.



     Statements contained in the Prospectus as to any contracts, agreements or other documents filed as an exhibit to or incorporated by reference in the Registration Statement are qualified in all respects by the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement.



     The Company's principal executive offices are located at 9830 Patuxent Woods Drive, Columbia, Maryland 21046 and the Company's telephone number is
(410) 312-7100.

                              JP FOODSERVICE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE(S)
                                                                                       --------
Report of Independent Accountants...................................................     F-2
Consolidated Balance Sheets as of July 1, 1995 and June 29, 1996....................     F-3
Consolidated Statements of Operations of the Company for the fiscal years ended
  July 2, 1994, July 1, 1995 and June 29, 1996......................................     F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the fiscal years ended
  July 2, 1994, July 1, 1995 and June 29, 1996......................................     F-5
Consolidated Statements of Cash Flows for the fiscal years ended July 2, 1994, July
  1, 1995 and June 29, 1996.........................................................     F-6
Notes to Consolidated Financial Statements..........................................     F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of JP Foodservice, Inc.


In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly in all material respects, the financial position of JP Foodservice, Inc. and its subsidiaries at July 1, 1995 and June 29, 1996, and the results of their operations and their cash flows for each of the fiscal years ended July 2, 1994, July 1, 1995 and June 29, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Valley Industries, Inc., which statements reflect total assets of $24,208,000 and $27,176,000 at January 31, 1995 and January 31, 1996, respectively, and total revenues of $84,496,000, $105,406,000 and $121,504,000 for the years ended
January 31, 1994, 1995 and 1996, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Valley Industries, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP


Baltimore, Maryland
August 2, 1996, except as to Note 16,
which is as of September 10, 1996

and except as to the pooling of interests with

Valley Industries, Inc. and with
Squeri Food Service, Inc.
which is as of November 14, 1996

                              JP FOODSERVICE, INC.

                          CONSOLIDATED BALANCE SHEETS
                                ($ IN THOUSANDS)

                                                                        JULY 1, 1995    JUNE 29, 1996
                                                                        ------------    -------------
                                     ASSETS
Current assets
     Cash and cash equivalents.......................................     $ 15,690        $  12,224
     Receivables.....................................................      139,835          154,405
     Inventories.....................................................       77,577           84,138
     Current deferred tax asset......................................          299              480
     Other current assets............................................        8,729            9,076
                                                                        ------------    -------------
          Total current assets.......................................      242,130          260,323
Property and equipment...............................................       95,118          104,258
Goodwill and other noncurrent assets.................................       77,964           83,698
                                                                        ------------    -------------
          Total assets...............................................     $415,212        $ 448,279
                                                                         =========       ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Current maturities of senior debt...............................     $    719        $     895
     Current maturities of subordinated debt.........................        2,322            3,622
     Revolving bank line of credit...................................        3,200            5,300
     Current obligations under capital leases........................        4,395            5,072
     Accounts payable................................................      108,805          110,230
     Accrued expenses................................................       13,363           14,338
                                                                        ------------    -------------
          Total current liabilities..................................      132,804          139,457
                                                                        ------------    -------------
Noncurrent liabilities
     Senior debt.....................................................      140,963          145,040
     Subordinated debt with related parties..........................        6,147            5,958
     Obligations under capital leases................................       13,056           17,649
     Noncurrent deferred tax liability...............................       12,137           12,026
                                                                        ------------    -------------
                                                                           172,303          180,673
                                                                        ------------    -------------
          Total liabilities..........................................      305,107          320,130
                                                                        ------------    -------------
Commitments and contingent liabilities (Notes 10, 11 and 15)
Stockholders' equity
     Preferred stock, 5,000,000 shares authorized, none issued
     Common stock
          Voting, $.01 par value, 45,000,000 shares authorized,
            18,756,673 and 18,880,962 issued and outstanding.........          188              189
     Paid-in-capital.................................................      188,791          190,636
     Accumulated deficit.............................................      (33,931)         (17,733)
     Distribution in excess of net book value of continuing
       stockholder's interest........................................      (44,943)         (44,943)
                                                                        ------------    -------------
          Total stockholders' equity.................................      110,105          128,149
                                                                        ------------    -------------
Total liabilities and stockholders' equity...........................     $415,212        $ 448,279
                                                                         =========       ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                              JP FOODSERVICE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ IN THOUSANDS)

                                                                          FISCAL YEAR ENDED
                                                            ---------------------------------------------
                                                            JULY 2, 1994    JULY 1, 1995    JUNE 29, 1996
                                                            ------------    ------------    -------------
Net sales................................................    $ 1,178,826     $ 1,288,315     $ 1,449,303
Cost of sales............................................        979,108       1,069,494       1,198,797
                                                            ------------    ------------    -------------
Gross profit.............................................        199,718         218,821         250,506
Operating expenses.......................................        163,695         177,799         202,916
Amortization of intangible assets........................          2,265           2,263           2,338
Stock compensation charge................................                            709
                                                            ------------    ------------    -------------
Income from operations...................................         33,758          38,050          45,252
                                                            ------------    ------------    -------------
Interest expense
     Borrowings..........................................         16,275          15,556          14,860
     Borrowings-related parties..........................         14,851           5,879              68
     Amortization of loan acquisition costs..............          1,129             639             259
                                                            ------------    ------------    -------------
                                                                  32,255          22,074          15,187
Nonrecurring charges.....................................                                          1,517
Other expenses...........................................            222            (309)             37
                                                            ------------    ------------    -------------
Other costs and expenses.................................         32,477          21,765          16,741
                                                            ------------    ------------    -------------
Income (loss) before income taxes and extraordinary
  charge.................................................          1,281          16,285          28,511
Provision for income taxes...............................         (1,579)         (7,358)        (11,598)
                                                            ------------    ------------    -------------
Income (loss) before extraordinary charge................           (298)          8,927          16,913
Extraordinary charge on early extinguishment of debt (net
  of $3,059 of taxes)....................................                         (4,590)
                                                            ------------    ------------    -------------
Net income (loss)........................................           (298)          4,337          16,913
Preference dividends.....................................           (504)            (40)
                                                            ------------    ------------    -------------
Net income (loss) applicable to common stockholders......    $      (802)    $     4,297     $    16,913
                                                               =========       =========      ==========
Net income (loss) per common share
     Before extraordinary charge.........................    $     (0.17)    $      0.68     $      0.90
     Extraordinary charge................................                          (0.35)
                                                            ------------    ------------    -------------
Net income (loss) per common share.......................    $     (0.17)    $      0.33     $      0.90
                                                               =========       =========      ==========
Weighted average common shares outstanding
  (giving retroactive effect to a 3.936-for-one stock
  split effective as of October 20, 1994)................      4,633,371      13,103,798      18,808,738

  The accompanying notes are an integral part of these consolidated financial statements.

                              JP FOODSERVICE, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       JULY 3, 1993 THROUGH JUNE 29, 1996
                                ($ IN THOUSANDS)

                                                                                COMMON STOCK
                                                             --------------------------------------------------
                                                 PREFERRED            CLASS A   CLASS C    CLASS B     CLASS E     PAID-IN
                                                   STOCK     VOTING   VOTING    VOTING    NONVOTING   NONVOTING    CAPITAL
                                                 ---------   ------   -------   -------   ---------   ---------   ---------
Balance July 3, 1993...........................   $ 8,465     $ 29      $12                 $  27                 $  11,178
Net loss.......................................
Exchange agreement.............................    (8,582)               (4)      $ 8         (27)      $  16        46,898
Net (purchases) of common stock for cash.......
Dividends and distributions to stockholders of
  acquired companies...........................
Preference dividends
    Preferred stock............................       117
    Yield support..............................
                                                 ---------   ------   -------   -------   ---------   ---------   ---------
Balance July 2, 1994...........................                 29        8         8                      16        58,076
                                                 ---------   ------   -------   -------   ---------   ---------   ---------
Net income.....................................
Dividends and distributions to stockholders of
  acquired companies...........................
Preference dividends
    Preferred stock............................        40
Initial public offering........................       (40)     110       (8)       (8)                    (16)       81,094
Debt conversion................................                 47                                                   47,221
Stock issued in connection with business
  acquisition..................................                  2                                                    2,098
Employee stock purchase........................                                                                         302
                                                 ---------   ------   -------   -------   ---------   ---------   ---------
Balance July 1, 1995...........................                188                                                  188,791
                                                 ---------   ------   -------   -------   ---------   ---------   ---------
Net income.....................................
Dividends and distributions to stockholders of
  acquired companies...........................
Stock options exercised........................                                                                         247
Company 401(k) contribution....................                  1                                                    1,260
Employee stock purchases.......................                                                                         338
                                                 ---------   ------   -------   -------   ---------   ---------   ---------
Balance June 29, 1996..........................   $           $189      $         $         $           $         $ 190,636
                                                  =======    =====    ======    ======    ========    ========     ========

                                                                             DISTRIBUTION IN
                                                                                EXCESS OF
                                                                                 NET BOOK
                                                 ACCUMULATED   TREASURY    VALUE OF CONTINUING
                                                   DEFICIT      STOCK     STOCKHOLDER'S INTEREST           TOTAL
                                                 -----------   --------   ----------------------          --------

Balance July 3, 1993...........................   $ (36,384)    $ (470)          $(44,943)                $       (62,086)
Net loss.......................................        (298)                                                         (298)
Exchange agreement.............................                    527                                             38,836
Net (purchases) of common stock for cash.......                    (57)                                               (57)
Dividends and distributions to stockholders of
  acquired companies...........................        (263)                                                         (263)
Preference dividends
    Preferred stock............................        (199)                                                          (82)
    Yield support..............................        (305)                                                         (305)
                                                 -----------   --------          --------                        --------
Balance July 2, 1994...........................     (37,449)                      (44,943)                        (24,255)
                                                 -----------   --------          --------                        --------
Net income.....................................       4,337                                                         4,337
Dividends and distributions to stockholders of
  acquired companies...........................        (779)                                                         (779)
Preference dividends
    Preferred stock............................         (40)
Initial public offering........................                                                                    81,132
Debt conversion................................                                                                    47,268
Stock issued in connection with business
  acquisition..................................                                                                     2,100
Employee stock purchase........................                                                                       302
                                                 -----------   --------          --------                        --------
Balance July 1, 1995...........................     (33,931)                      (44,943)                        110,105
                                                 -----------   --------          --------                        --------

Net income.....................................      16,913                                                        16,913
Dividends and distributions to stockholders of
  acquired companies...........................        (715)                                                         (715)
Stock options exercised........................                                                                       247
Company 401(k) contribution....................                                                                     1,261
Employee stock purchases.......................                                                                       338
                                                 -----------   --------          --------                        --------
Balance June 29, 1996..........................   $ (17,733)    $                $(44,943)                $       128,149
                                                 ==========    =======          ===========                      ========


  The accompanying notes are an integral part of these consolidated financial statements.

                              JP FOODSERVICE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                                              FISCAL YEAR ENDED
                                                                ---------------------------------------------
                                                                JULY 2, 1994    JULY 1, 1995    JUNE 29, 1996
                                                                ------------    ------------    -------------
Cash flows from operating activities
    Net income (loss)........................................     $   (298)       $  4,337        $  16,913
    Adjustments to reconcile net income (loss) to net cash
       provided by operating activities
         Depreciation of property and equipment..............        9,056           9,671           10,486
         Amortization of intangible assets...................        3,394           2,902            2,599
         Gain on disposal of property and equipment..........       (1,128)           (558)            (185)
         Increase (decrease) in deferred taxes payable.......        4,335            (744)            (111)
         Yield support interest payable in senior
           subordinated notes................................          406
         Preferred stock liquidation expense.................                          182
         Write-off of loan acquisition costs.................                        3,065
         Stock compensation..................................                          709
         PIK note interest payable in additional notes.......        9,516           1,284
         Changes in assets and liabilities
         (Increase) decrease in receivables, net.............      (12,435)        (23,921)         (14,570)
              (Increase) decrease in inventories.............        6,562          (2,493)          (6,561)
              (Increase) decrease in other current assets....       (2,326)         (1,613)            (347)
              (Increase) decrease in current portion of
                deferred
                taxes........................................       (3,729)          2,439             (181)
              Increase (decrease) in accounts payable........       24,915          17,296            1,425
              Increase (decrease) in accrued expenses........          431             355              975
              Increase in PYA/Monarch accrued interest,
                net..........................................        1,005             602               67
                                                                ------------    ------------    -------------
Net cash provided by operating activities....................       39,704          13,513           10,510
                                                                ------------    ------------    -------------
Cash flows from investing activities
    Additions to property and equipment......................       (3,108)         (4,889)          (9,664)
    Cost of business acquisition, net of cash acquired.......                         (434)          (2,725)
    Net advances to affiliates...............................           50             (48)            (108)
    Proceeds from sales of property and equipment............        1,244             570              402
                                                                ------------    ------------    -------------
Net cash used in investing activities........................       (1,814)         (4,801)         (12,095)
                                                                ------------    ------------    -------------
Cash flows from financing activities
    Proceeds from issuance of long term debt.................        9,721             450
    Net borrowings under line of credit agreement............        2,449             251            2,100
    Dividends/distributions to stockholders of acquired
       businesses............................................         (263)           (779)            (715)
    Net proceeds from initial public offering................                       79,927
    Long-term debt (repayments) borrowings and capital lease
       obligations...........................................       (7,130)        (81,223)             388
    Payment of loan acquisition costs........................                       (1,690)
    Proceeds from employee benefit plan stock purchases......                          302            1,846
    Payment of recapitalization costs........................       (1,430)         (1,432)
    Reduction of senior debt.................................      (37,900)
    Purchases of treasury stock..............................          (57)
    Redemption of preferred stock............................                         (643)
    Issuance of note receivable..............................                                        (5,500)
                                                                ------------    ------------    -------------
Net cash used in financing activities........................      (34,610)         (4,837)          (1,881)
                                                                ------------    ------------    -------------
Net increase (decrease) in cash and cash equivalents.........        3,280           3,875           (3,466)
Cash and cash equivalents
    Beginning of period......................................        8,535          11,815           15,690
                                                                ------------    ------------    -------------
    End of period............................................     $ 11,815        $ 15,690        $  12,224
                                                                ===========     ===========     ============
Supplemental disclosure of cash paid during the year for:
    Interest.................................................     $ 19,746        $ 18,014        $  13,861
                                                                ===========     ===========     ============
    Income taxes.............................................     $    791        $  1,592        $  10,198
                                                                ===========     ===========     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                              JP FOODSERVICE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 1 -- BUSINESS

     JP Foodservice, Inc. ("JPF") and its consolidated subsidiaries (the "Company") were formed on July 3, 1989, following a management-led leveraged acquisition of certain operations of PYA/Monarch, Inc. ("PYA/Monarch"), a wholly-owned subsidiary of Sara Lee Corporation ("Sara Lee"). The Company operates as a broadline distributor of fresh, frozen and packaged foods, paper products, equipment and ancillary products to foodservice businesses, with distribution centers in the Mid-Atlantic, Midwest, Northeast and Western United States. The Company's operations are considered to be in one predominant business segment. The Company's principal customers are restaurants, hotels, healthcare facilities, cafeterias and schools encompassing both independent and multi-unit businesses. Sales to the Company's single largest customer constituted approximately 6.1%, 7.0% and 7.2% of net sales in fiscal 1994, 1995 and 1996 respectively.

NOTE 2 -- BASIS OF PRESENTATION AND ACQUISITIONS

  Merger with Valley

     On August 30, 1996, the Company completed a merger with Valley Industries, Inc. (together with its affiliates, "Valley"), a broadline distributor located in Las Vegas, Nevada, for a purchase price of approximately $40.7 million (net of indebtedness assumed). Under the terms of the merger, the Company exchanged 1,936,494 common shares for all of Valley's common shares and ownership interests.

  Merger with Squeri

     On September 30, 1996, the Company completed a merger with Squeri Food Service, Inc. (together with its affiliate, "Squeri"), a broadline distributor located in Cincinnati, Ohio, for a purchase price of $24.8 million (net of indebtedness assumed or discharged). The Company exchanged 1,079,875 common shares for all of Squeri's common shares and ownership interests.

  Basis of Presentation

     The "Company" as used in these consolidated financial statements refers to JPF and its consolidated subsidiaries, including Valley and Squeri. The mergers were accounted for as poolings of interests. These consolidated financial statements for the years ended July 2, 1994, July 1, 1995 and June 29, 1996 have been restated to include the accounts and operations of Valley and Squeri for all periods prior to each of the representative mergers.

     Prior to the mergers, Valley used a fiscal year ending on January 31, and Squeri used a fiscal year ending December 31. The fiscal 1994, 1995 and 1996 restated financial statements of the Company combine the July 2, 1994, July 1, 1995 and June 29, 1996 financial statements of JPF with the January 31, 1994, 1995 and 1996 financial statements of Valley, respectively, and the December 31, 1993, 1994 and 1995 financial statements of Squeri, respectively.

     The fiscal years of Valley and Squeri have been conformed with the Company's as of June 30, 1996. Accordingly, retained earnings activity for the period February 1, 1996 to June 29, 1996, for Valley and the period January 1, 1996 to June 29, 1996, for Squeri will be reflected as adjustments to retained earnings as of June 30, 1996.

                              JP FOODSERVICE, INC.

                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 2 -- BASIS OF PRESENTATION AND ACQUISITIONS -- (CONTINUED)
     Separate results of the operations of Valley and Squeri (the "Combining Companies") and JPF are summarized below (in thousands):

                                                                1994        1995        1996
                                                              --------    --------    --------
    Revenues
         JPF...............................................   $1,029.0    $1,108.3    $1,242.7
         The Combining Companies...........................      149.8       180.0       206.6
                                                              --------    --------    --------
              Combined.....................................   $1,178.8    $1,288.3    $1,449.3
                                                               =======     =======     =======
    Net income (loss)
         JPF...............................................   $   (1.8)   $    2.0    $   14.1
         The Combining Companies...........................        1.5         2.3         2.8
                                                              --------    --------    --------
              Combined.....................................   $   (0.3)   $    4.3    $   16.9
                                                               =======     =======     =======

     For all periods prior to the respective mergers, to the date of the acquisitions, portions of Valley and Squeri were taxed as S-Corporations and, therefore, federal and state taxes were assessed to the shareholders. For purposes of the Company's consolidated financial statements, income taxes have been provided on Valley's and Squeri's earnings, at rates which would have been applicable, had such earnings been taxed to it. Distributions to S-Corporation shareholders have been adjusted for the effects of corporate, federal and state taxes payable on an annualized basis.

     In connection with the merger with Valley, approximately $5.3 million of merger costs and expenses ($3.3 million net of income taxes) were incurred and will be charged to expense in the Company's first quarter of fiscal 1997. In connection with the merger of Squeri, approximately $2.0 million of merger costs and expenses ($1.2 million net of income taxes) were incurred and will be charged to expense in the Company's second quarter of fiscal 1997.

  Other Acquisitions

     Effective November 24, 1995, the Company purchased for cash certain assets of the foodservice business of Rotelle, Inc. for $6.1 million. The excess of purchase price over the fair value of net assets acquired of approximately $2.6 million will be amortized using the straight-line method over 40 years. Unaudited fiscal 1995 sales of this business approximated $37 million.

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Principles of Consolidation

     The consolidated financial statements include the accounts of JPF and its wholly-owned subsidiaries. Significant intercompany transactions have been eliminated in consolidation.

B. Cash Equivalents

     For purposes of financial statement disclosure, cash equivalents consist of all highly liquid instruments with original maturities of three months or less. The cost of these investments is equivalent to fair market value.

C. Revenue and Receivables

     Revenue is recognized when product is shipped to the customer. Allowances are provided for estimated uncollectible receivables based on historical experience and review of specific accounts.

                              JP FOODSERVICE, INC.

                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Allowances and credits received from suppliers in connection with the
Company's buying and merchandising activities are recognized as earned.

D. Inventories

     Inventories, consisting principally of fresh, frozen and packaged foods, are valued at the lower of cost or market, with cost (net of applicable purchase rebates) being determined under the first-in, first-out (FIFO) method.

E. Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. The cost of property and equipment transferred during the original capitalization of the Company was based on fair market value at the date of transfer. Major renewals and betterments are capitalized, and ordinary repairs and maintenance are charged against operations in the period in which the costs are incurred. Related costs and accumulated depreciation are eliminated from the accounts upon disposition of an asset and the resulting gain or loss is reflected in the statement of operations.

     Depreciation is computed using the straight-line method over estimated useful lives from date of acquisition as follows:

    Buildings and improvements.............................................   25-40 years
    Machinery and equipment................................................   5-15 years
    Leasehold improvements.................................................   Life of lease
    Delivery vehicles......................................................   7-10 years

F. Goodwill and Other Noncurrent Assets

     Goodwill and other intangible assets are amortized over the periods expected to be benefited but not exceeding 40 years, using the straight-line method.

     Legal and bank fees associated with the acquisition of loans are capitalized and amortized using the effective interest method over the term of the related debt. Such costs are written off upon refinancing or restructuring of the related debt. (See Note 13).

G. Recoverability of Long-Lived Assets

     The recoverability of goodwill and other long-lived assets is assessed annually and whenever adverse events or changes in circumstances or business climate indicate that undiscounted cash flows previously anticipated warrant a reassessment.

H. Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes". FAS 109 prescribes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, FAS 109 generally considers all expected future events other than changes in the tax law or rates.

                              JP FOODSERVICE, INC.

                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
I. Statement of Cash Flows

     Cash equivalents include interest bearing investments with an original maturity of less than 90 days. Noncash financing activities for fiscal 1994, 1995 and 1996 include the following:

                                                                          FISCAL YEAR
                                                                  ---------------------------
                                                                   1994      1995      1996
                                                                  ------    ------    -------
    Capital lease obligations for additions to the Company's
      transportation fleet.....................................   $6,489    $4,410    $10,179
    Note received in connection with sale of property and
      equipment................................................                350
    Noncash dividends on:
         Accretion of mandatorily redeemable preferred stock...       82        40
         Preferred stock (9% on outstanding shares)............      117
         Yield support (20% compounded rate on $5,000 of
           equity).............................................      305
                                                                  ------    ------    -------
                                                                  $6,993    $4,800    $10,179
                                                                  ======    ======    =======

J. Net Income (Loss) Per Common Share

     Net income (loss) per common share is based on the weighted average number of shares outstanding, after giving retroactive effect to a 3.936-for-one stock split approved by the Board of Directors of the Company on September 13, 1994 and effective on October 20, 1994. Shares used in such calculation for all years also include shares issued to management on October 20, 1994. Net income (loss) per common share has been adjusted for the preference dividends for computational purposes for the applicable periods.

K. Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

L. Reclassifications

     Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the current year's presentation.

NOTE 4 -- NONRECURRING CHARGES

     On February 19, 1996, the Company terminated discussions with Sara Lee regarding the proposed combination of the Company and PYA Monarch. As a result of the termination of these discussions, which began with a proposal submitted by Sara Lee in November 1995, the Company wrote off the costs incurred related to the transaction (primarily legal and advisory fees) of approximately $1.5 million. The after-tax impact of this non-recurring charge was $0.9 million ($.05 per share). Excluding this charge, net income would have been $17.8 million for the year, and net income per share would have been $0.95 for the year.

                              JP FOODSERVICE, INC.

                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 5 -- RECEIVABLES

     Receivables are composed of the following:

                                                                    JULY 1, 1995    JUNE 29, 1996
                                                                    ------------    -------------
    Customer accounts and notes..................................     $102,368        $ 109,838
    Less allowance for doubtful accounts.........................       (2,587)          (2,447)
                                                                    ------------    -------------
    Net customer.................................................       99,781          107,391
                                                                    ------------    -------------
    From suppliers...............................................       29,758           39,838
    From related parties.........................................        4,201            1,566
    Less allowance for doubtful accounts.........................         (273)            (100)
                                                                    ------------    -------------
    Net supplier.................................................       33,686           41,304
                                                                    ------------    -------------
    Tax refunds..................................................          862
    Other........................................................        5,506            5,710
                                                                    ------------    -------------
    Total other..................................................        6,368            5,710
                                                                    ------------    -------------
                                                                      $139,835        $ 154,405
                                                                     =========       ==========

NOTE 6 -- PROPERTY AND EQUIPMENT

     The components of property and equipment are as follows:

                                                                    JULY 1, 1995    JUNE 29, 1996
                                                                    ------------    -------------
    Land.........................................................     $ 11,224        $  11,251
    Buildings....................................................       56,874           64,498
    Machinery and equipment......................................       36,803           39,800
    Leasehold improvements.......................................        7,457            6,321
    Vehicles held under capital leases (Note 11).................       34,880           45,495
                                                                    ------------    -------------
                                                                       147,238          167,365
    Accumulated depreciation.....................................      (52,120)         (63,107)
                                                                    ------------    -------------
                                                                      $ 95,118        $ 104,258
                                                                     =========       ==========

                              JP FOODSERVICE, INC.

                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 7 -- GOODWILL AND OTHER NONCURRENT ASSETS

     Goodwill and other noncurrent assets are composed of the following:

                                                                    JULY 1, 1995    JUNE 29, 1996
                                                                    ------------    -------------
    Goodwill.....................................................       83,143           85,916
    Accumulated amortization.....................................      (12,340)         (14,456)
                                                                    ------------    -------------
                                                                        70,803           71,460
                                                                    ------------    -------------
    Loan acquisition costs.......................................        1,690            1,703
    Accumulated amortization.....................................         (158)            (419)
                                                                    ------------    -------------
                                                                         1,532            1,284
                                                                    ------------    -------------
    Other intangible assets......................................        5,697            5,700
    Accumulated amortization.....................................       (1,342)          (1,564)
                                                                    ------------    -------------
                                                                         4,355            4,136
                                                                    ------------    -------------
    Other........................................................          482              527
    Receivables from related parties.............................          792            6,291
                                                                    ------------    -------------
                                                                      $ 77,964        $  83,698
                                                                     =========       ==========

NOTE 8 -- RELATED PARTY TRANSACTIONS

     The Company regularly purchases products from Sara Lee and its affiliates for resale to customers. Related party payables from such transactions are $5,060 and $2,666 at July 1, 1995 and June 29, 1996, respectively. The Company believes that such purchases are at prices not more favorable than those charged to unrelated distributors of Sara Lee products. Total purchases from Sara Lee and its affiliates aggregated $69,820, $72,590 and $64,774 in fiscal 1994, 1995 and 1996, respectively.

NOTE 9 -- ACCRUED EXPENSES

     The components of accrued expenses are as follows:

                                                                    JULY 1, 1995    JUNE 29, 1996
                                                                    ------------    -------------
    Compensation.................................................     $  4,307         $ 4,362
    Benefits/taxes...............................................        2,569           2,781
    Interest.....................................................        1,903           1,887
    Operating expenses...........................................        4,584           5,308
                                                                    ------------    -------------
                                                                      $ 13,363         $14,338
                                                                     =========      ==========

NOTE 10 -- DEBT


     The Company's Valley subsidiary has a line of credit arrangement with a commercial bank, expiring June 30, 1996 permitting borrowings up to a maximum of $6 million. The interest rate is prime plus 1.0% and collateral on the line of credit consists of accounts receivable, inventories and equipment. This line of credit was not renewed after fiscal year-end 1996. Borrowings under this line were $2.7 million and $4.7 million at fiscal year-end 1995 and 1996, respectively. Upon expiration of this line of credit, outstanding amounts were refinanced under a line of credit arrangement permitting borrowings up to a maximum of $10 million. The interest rate is based on the bank's "reference rate" plus .25% and/or the LIBOR rate plus 2%. There were no borrowings on this line of credit at fiscal year-end 1996.

                              JP FOODSERVICE, INC.

                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 10 -- DEBT -- (CONTINUED)

     The Company's Squeri subsidiary has a $3 million bank line of credit bearing interest at the prime rate and collateralized by accounts receivable and inventories. The line of credit expired on July 30, 1996 and a new line of credit was issued under substantially the same terms which expires July 30, 1997. Borrowings under this line were $0.5 million and $0.6 million at fiscal year-end 1995 and 1996, respectively.


     Long-term debt is composed of the following:

                                                                    JULY 1, 1995    JUNE 29, 1996
                                                                    ------------    -------------
    Revolving credit loan........................................     $ 45,000        $   1,000
    Trade accounts receivable securitization.....................                        49,378
    Senior notes.................................................       85,000           85,000
    Note payable to bank secured by real estate..................        7,046            6,900
    Note to bank secured by land and building....................        2,708            2,634
    Note payable to financing company secured by vehicles........        1,176              798
    Other notes payable..........................................          752              225
                                                                    ------------    -------------
         Total senior notes......................................      141,682          145,935
         Less current portion of senior debt.....................         (719)            (895)
                                                                    ------------    -------------
         Noncurrent senior debt..................................      140,963          145,040
                                                                    ------------    -------------
    Promissory note payable to PYA/Monarch.......................        4,000            4,067
    Notes payable to shareholders, officers and related
      parties....................................................        4,469            5,513
                                                                    ------------    -------------
         Total subordinated debt.................................        8,469            9,580
         Less current portion of subordinated debt...............       (2,322)          (3,622)
                                                                    ------------    -------------
         Noncurrent subordinated debt............................        6,147            5,958
                                                                    ------------    -------------
         Total long-term debt....................................     $147,110        $ 150,998
                                                                     =========       ==========

     Under the revolving credit loan arrangement, the Company is entitled to borrow up to $110 million with interest payable quarterly at the bank's prime rate or, at the option of the Company, the London Interbank Offered Rate ("LIBOR"), plus .50% per annum. Borrowings are limited to 85% of eligible receivables and subsidiary borrowing base plus 50% of eligible inventory. While the Company may repay all or a portion of such borrowings at any time, any outstanding principal must be paid in full on or before November 10, 1999. The Company is required to pay an annual commitment fee of 0.2% on the unused portion of the credit arrangement.


     In May 1996, the Company entered into a three year agreement pursuant to which the Company sells, on an ongoing basis and without recourse, an undivided percentage ownership interest in a designated pool of trade accounts receivable to an independent issuer of receivable-backed paper (the "Conduit") for proceeds of up to $50 million. In order to maintain the designated balance in the pool of accounts receivables sold, the Company is obligated to sell undivided percentage interests in new receivables as existing receivables are collected. Pursuant to the agreement, the Company established a wholly-owned, bankruptcy remote subsidiary (JPFD Funding Company) to purchase the receivables from the operating subsidiaries and then sell the undivided percentage ownership interest in the designated pool of receivables to the Conduit. The commitment of the Conduit under the agreement is renewable annually. The Company has retained substantially the same credit risk as if the receivables had not been sold. The Company retains collection and administrative responsibilities on the participating interest sold as agent for the purchaser. The interest rate on borrowings under this program is reset at intervals not exceeding 90 days, at the option of the Company, and is based on the Conduit's commercial paper rates plus 30 basis points. The effective interest rate on outstanding borrowings under the agreement at June 29, 1996 is 5.70%.

                              JP FOODSERVICE, INC.

                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 10 -- DEBT -- (CONTINUED)
     The senior notes are payable in seven annual installments beginning in October 1998. Interest is paid semiannually at an annual rate of 8.55%.

     The note payable to a bank secured by real estate, matures at various dates from 2003 to 2009. Interest rates range from 9% to 10%.

     The notes to bank secured by land and building bear a fixed interest rate of 6.95% until November 2000 at which time the rate will be adjusted to either a new fixed rate or a variable rate at the option of the Company. The new rate will be in effect through maturity in November 2003.

     The note payable to financing Company secured by vehicles mature at various dates from 1997 to 2000. Interest rates range from 7% to 11%.


     Other notes payable consist of unsecured notes due in 1996 and 1997 to a bank, financing company and unrelated parties. Fixed interest rates are set at 8% to 11% with a flexible rate set at prime.


     In 1989, the Company loaned to PYA/Monarch $110 million in exchange for a promissory note. The note is due in installments through December 31, 1998 and bears interest at rates between 10.35% and 10.8% per annum. The Company assumed a promissory note payable to PYA/Monarch of $112 million which is due in installments through May 31, 1998 and bears interest at 11.0% per annum. Under a Note Offset Agreement between the parties, maturities of principal and interest payable under the two notes are to be settled by offsetting amounts due, with the net difference being carried until settlement as an obligation or receivable. The accompanying consolidated balance sheets reflect a net noncurrent note payable balance of $4,000 and $4,067 at July 1, 1995 and June 29, 1996, respectively.


     Notes payable to shareholders, officers and related parties are unsecured and due on demand through 2005. Interest rate vary up to 11.5%.


     At June 29, 1996, the Company has approximately $12.1 million of outstanding letters of credit securing the Company's medical and workers' compensation insurance policies.

     Bank loan and senior note covenants restrict the payment of dividends and require the Company and certain subsidiaries to maintain specified levels of working capital and net worth to meet various financial ratios. Bank and senior note borrowings are unsecured.

     Aggregate annual principal payments applicable to long-term debt, excluding capital leases (see Note 11), are as follows:

                                      FISCAL
                                   YEAR ENDING
                                   ------------
    1997......................................................................   $  4,517
    1998......................................................................      4,868
    1999......................................................................     12,874
    2000......................................................................     63,068
    2001......................................................................     12,731
    2002 and thereafter.......................................................     57,457
                                                                                 --------
                                                                                 $155,515
                                                                                 ========

     Based on the borrowing rates currently available to the Company for indebtedness with similar terms and average maturities, the fair value of the Company's long-term debt is estimated to be $157,411.

                              JP FOODSERVICE, INC.

                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 11 -- LEASES

  Operating

     The Company leases its corporate office facilities and certain equipment under operating leases. Charges to operations for all operating leases were $5,765, $6,374 and $6,461 in fiscal 1994, 1995 and 1996, respectively.

  Capital

     The Company leases the majority of its delivery fleet under capital leases. Capitalized delivery fleet leases are reflected for the targeted lease periods. The interest portion on the significant amount of the future minimum capital lease payments has been calculated using a combination of a floating interest rate, currently at 4.5%, and fixed rates ranging from 4.85% to 8.43% based on the terms of the lease. The Company is charged interest monthly based on a fixed or floating rate option based on the prime rate or the lessor's commercial paper rate.

     Set forth below are the future minimum lease payments under capital leases and operating leases with noncancelable terms beyond one year.

                                  FISCAL                                 OPERATING    CAPITAL
                               YEAR ENDING                                LEASES      LEASES
                               ------------                              ---------    -------
    1997..............................................................    $ 5,108     $ 6,185
    1998..............................................................      4,035       5,078
    1999..............................................................      2,322       4,577
    2000..............................................................      1,882       4,164
    2001..............................................................      1,767       3,564
    2002 and thereafter...............................................      1,734       2,739
                                                                         ---------    -------
                                                                          $16,848      26,307
                                                                          =======
    Less interest portion.............................................                 (3,586)
                                                                                      -------
                                                                                       22,721
    Less current obligations..........................................                 (5,072)
                                                                                      -------
    Noncurrent obligations............................................                $17,649
                                                                                      =======

NOTE 12 -- INCOME TAXES

     The components of income tax expense (before extraordinary charge) are as follows:

                                                                        FISCAL YEAR
                                                               ------------------------------
                                                                1994       1995        1996
                                                               -------    -------    --------
    Current tax (expense) benefit
         U.S. federal.......................................   $  (547)   $(3,957)   $(10,242)
         State and local....................................      (345)    (1,060)     (1,208)
                                                               -------    -------    --------
              Total current.................................      (892)    (5,017)    (11,450)
                                                               -------    -------    --------
    Deferred tax (expense) benefit
         U.S. federal.......................................      (681)    (2,271)       (156)
         State and local....................................        (6)       (70)          8
                                                               -------    -------    --------
              Total deferred................................      (687)    (2,341)       (148)
                                                               -------    -------    --------
    Total tax expense recorded..............................   $(1,579)   $(7,358)   $(11,598)
                                                               =======    =======    ========

                              JP FOODSERVICE, INC.

                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 12 -- INCOME TAXES -- (CONTINUED)
     Deferred income taxes represent the taxes payable by the Company in future periods arising from temporary differences between assets and liabilities for financial reporting and tax purposes. Deferred tax (expense) benefit results from changes in the deferred tax assets and liabilities. Temporary differences and the resulting deferred income taxes are as follows:

                                                                    JULY 1, 1995    JUNE 29, 1996
                                                                    ------------    -------------
    Current Inventory............................................     $   (859)       $    (847)
         Allowance for doubtful accounts.........................          692            1,011
         Accrued expenses and other..............................          466              316
                                                                    ------------    -------------
              Current deferred tax asset.........................          299              480
                                                                    ------------    -------------
    Noncurrent Property and equipment............................       (9,383)          (9,589)
         Intangible assets.......................................       (1,712)          (1,623)
         Other, net..............................................       (1,042)            (814)
                                                                    ------------    -------------
              Noncurrent deferred tax liability..................      (12,137)         (12,026)
                                                                    ------------    -------------
              Total deferred income taxes........................     $(11,838)       $ (11,546)
                                                                     =========       ==========

     The effective income tax rate on consolidated pre-tax income (loss) differs from the statutory U.S. federal income tax rate for fiscal 1994, 1995 and 1996 as shown below:

                                                           FISCAL YEAR
                                 ----------------------------------------------------------------
                                        1994                   1995                  1996
                                 -------------------    ------------------    -------------------
    Computed statutory
      expense.................   $  (448)     (35.00)%  $(5,700)    (35.00)%  $ (9,979)    (35.00)%
    State and local income
      tax, net of federal
      tax.....................      (213)     (16.63)      (720)     (4.42)       (858)     (3.01)
    Permanent differences.....      (788)     (61.51)    (1,172)     (7.20)       (858)     (3.01)
    Enacted tax rate change...      (156)     (12.18)
    Gas tax credit............       125        9.76        156       0.96          97       0.34
    Other.....................       (99)      (7.73)        78       0.48
                                 -------    --------    -------    -------    --------    -------
                                 $(1,579)    (123.29)%  $(7,358)    (45.18)%  $(11,598)    (40.68)%
                                 =======    ========    =======    =======    ========    =======


     All tax years of the Company are open for examination. The Internal Revenue Service and certain state authorities have examinations in process. In fiscal 1994, the Company increased its U.S. deferred tax liability as a result of tax legislation enacted August 10, 1993 increasing the corporate tax rate from 34% to 35%.

NOTE 13 -- STOCKHOLDERS' EQUITY

  Original Capitalization and Recapitalization

     For financial reporting purposes, the original capitalization of the Company was accounted for under guidelines established for leveraged buyout transactions when the previous owner's interest declines as established by the Financial Accounting Standards Board's Emerging Issues Task Force. Under this guidance, the capitalization of the Company was treated as an asset purchase (fair value accounting) to the extent of new investors' interests and as a capital reorganization (carryover basis) to the extent of PYA/Monarch's continuing interest. Distributions to PYA/Monarch in excess of its carryover basis for its continuing ownership interest were treated as a separate component of stockholders' equity.

     In November 1994, the Company completed a recapitalization plan (the "Recapitalization"). The principal components of the Recapitalization included:
(1) the initial public offering (the "Offering") of 7,825,000 shares of common stock, par value $0.01 per share, of the Company at a price of $11.00 per share;

                              JP FOODSERVICE, INC.

                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 13 -- STOCKHOLDERS' EQUITY -- (CONTINUED)
(2) the establishment of a new $110 million bank credit facility; (3) the private placement of $85 million aggregate principal amount of 8.55% Senior Notes due 2004; (4) the conversion into shares of common stock of $47.3 million principal amount of subordinated payment-in-kind Promissory Notes due 2004; (5) the conversion into shares of common stock of all of the outstanding shares of the Company's zero coupon senior preferred stock having a mandatory redemption date of July 3, 2004; and (6) the redemption of all of the outstanding shares of the Company's zero coupon junior preferred stock having a mandatory redemption date of July 3, 2004. The net proceeds from the Recapitalization were used to repay or refinance substantially all of the existing indebtedness of the Company and to redeem the junior preferred stock. In connection with the Recapitalization, the Company incurred a $4.6 million extraordinary charge (net of tax benefits of $3.1 million) in the second quarter of fiscal 1995 for the write-off of deferred financing costs relating to existing indebtedness as well as other fees and expenses related to the early extinguishment of debt. As of the Offering closing date, all outstanding shares of all classes of the Company's common stock were converted into the class of common stock issued in the Offering.

  Employee Stock Purchase Plan

     Effective on the Offering closing date, the Company adopted the 1994 Employee Stock Purchase Plan, pursuant to which all full-time employees of the Company and its subsidiaries who have been employed by the Company for 90 days or more are eligible to purchase shares of common stock from the Company. An aggregate 1,500,000 shares of common stock may be issued and purchased under the plan. Eligible employees may purchase shares of common stock at a price equal to 85% of the market price per share on each quarterly investment date. Purchases under this plan totaled 28,080 shares and 33,940 shares during fiscal 1995 and fiscal 1996, respectively.

  Management Stock Options

     Effective on the Offering closing date, the Company adopted the 1994 Stock Incentive Plan (the "Stock Option Plan"). The Stock Option Plan, which terminates on the tenth anniversary of the effective date of the Plan, authorizes the grant of incentive stock options, non-qualified stock options, restricted stock awards, stock appreciation rights, or any combination thereof, at the discretion of the Compensation Committee of JP's Board of Directors. Subject to adjustment in certain circumstances, the aggregate number of shares of common stock which may be issued under the Stock Option Plan upon the exercise of options or stock appreciation rights and vesting of restricted stock may not exceed 1,532,404 shares.

     The option price per share under each option granted under the Stock Option Plan may not be less than 100% (110% in the case of an optionee who is a 10% stockholder) of the fair market value per share on the date of the option grant. One-third of each option granted to a participant vests on each of the first, second and third anniversary of the date on which the option was granted. Upon a change in control (as defined in the Stock Option Plan) of the Company, all outstanding and previously unvested options will become immediately exercisable. The Company applied the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option awards. Accordingly, the Company has not recognized any related compensation expense. Beginning with financial statements for fiscal 1997, the Company will be required to make certain additional disclosures as if the fair value based method of accounting defined in SFAS No. 123, "Accounting for Stock-Based Compensation," had been applied to the Company's stock option grants made subsequent to 1994.

                              JP FOODSERVICE, INC.

                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 13 -- STOCKHOLDERS' EQUITY -- (CONTINUED)
     A summary of changes in outstanding stock options follows:

                                                                 INCENTIVE       OPTION PRICE
                                                               STOCK OPTIONS       PER SHARE
                                                               -------------    ---------------
    Balance, July 2, 1994...................................            0
         Options granted....................................      400,877       $11.00 - $12.50
         Options cancelled..................................      (32,245)               $11.00
         Options exercised..................................            0
                                                               -------------    ---------------
    Balance, July 1, 1995...................................      368,632       $11.00 - $12.50
         Options granted....................................      158,868       $14.25 - $17.75
         Options canceled...................................      (57,142)      $11.00 - $14.25
         Options exercised..................................      (16,881)      $11.00 - $12.50
                                                               -------------    ---------------
    Balance, June 29, 1996..................................      453,477       $11.00 - $17.75

     The Compensation Committee has the authority to determine the terms and conditions of any restricted stock awards under the Stock Option Plan. No such awards were made through June 29, 1996.

  Directors Stock Options

     Effective on the Offering closing date, the Company adopted the Outside Directors Stock Option Plan (the "Plan"). The Plan provides for an initial grant of an option to each director of the Company who is not also an employee of the Company or a nominee or officer of Sara Lee or its affiliates to purchase 5,000 shares and for an annual grant of an option to purchase 1,000 shares at the then current market value. Options are granted for a term of ten years. One fourth of each option granted under the Plan vests on the date of grant, and an additional one-fourth of each such option vests on each of the first, second and third anniversary of the option grant date. Options for 15,000 shares and 8,000 shares were granted under the Plan at an exercise price of $11.00 per share and $15.75 -- $19.25 per share during fiscal 1995 and fiscal 1996, respectively. All such options granted remain outstanding at June 29, 1996.

  Shareholder Rights Plan

     In 1996, the Board of Directors of the Company adopted a shareholder rights plan. Issuance of rights under the rights plan, subject to specified exceptions, would be triggered by the acquisition (or certain actions that would result in the acquisition) of 10% or more of the Company's common stock by any person or group and by the acquisition (or certain actions that would result in the acquisition) of any additional shares of common stock by any person or group owning 10% or more of the common stock on February 19, 1996.

     Pursuant to this plan, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock of the Company. The dividend was paid on March 1, 1996 to stockholders of record at the close of business on March 1, 1996. Each newly issued share of common stock will have attached one Right which will be initially represented by such share. Each Right entitles the registered holder of common stock to purchase from the Company, upon the occurrence of the specified triggering events, one-hundredth of a share of a newly authorized issue of junior participating preferred stock at a price of $95, subject to adjustment. The Company may redeem the Rights at a price of $.01 per Right prior to a triggering event. The Rights expire on February 19, 2006.

NOTE 14 -- EMPLOYEE RETIREMENT BENEFITS

     The majority of the Company's union employees are covered by union-administered pension plans. Since these plans are part of multi-employer pension arrangements, it is not practicable to determine the amount of accumulated plan benefits or plan net assets applicable solely to the Company's employees. Charges to

                              JP FOODSERVICE, INC.

                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 14 -- EMPLOYEE RETIREMENT BENEFITS -- (CONTINUED) operations for all employer defined benefit pension contributions required by union agreements aggregated $1,632, $1,848 and $2,329 in fiscal 1994, 1995 and 1996, respectively.

     The Company sponsors a savings and retirement plan which qualifies under
Section 401(k) of the Internal Revenue Code and for which all full-time non-union employees of the Company are eligible. In accordance with the terms of the plan, employees may contribute up to 15% of their annual compensation, subject to certain limitations. The Company is required to match up to 2% of each qualified employee's annual contribution, and may make any additional contributions on an elective basis. The Company's matching contribution may be made with common stock of the Company. Employer contributions to this plan vest on the fifth anniversary of participation in the plan. Charges to operations for employer contributions under this plan were $1,145, $1,274 and $1,482 in fiscal 1994, 1995 and 1996, respectively.

     The Company has a profit sharing and salary reduction plan that covers substantially all full-time non-union employees of the Valley operating location. The Company matches the lesser of 50% of the employee's salary reduction or 8.33% of the employee's salary, reduced by the employee's salary reduction. Additional amounts may be contributed at the discretion of the Company's Board of Directors. For the years ended January 31, 1994, 1995 and 1996, matching contributions charged to expense totaled $173,633, $190,047 and $243,019, respectively.

     The Company, together with other employers, has a contributory defined benefit pension plan for the benefit of its union employees at the Squeri operating location. Contributions to the plan are determined by negotiated union contracts. Pension expense was $12,192 in 1994, $23,857 in 1995 and $21,713 in 1996.

     The Company has a defined contribution profit-sharing plan covering substantially all non-union employees of The Squeri operating location. Contributions are made to the profit-sharing plan at the discretion of the Board of Directors, but may not be more than the maximum amount deductible for federal income tax purposes. Contributions to the Plan were $50,000 in 1994, 1995 and 1996.

     The Company has no defined benefit pension plan for non-union employees. The Company does not grant any post-retirement benefits other than those described above.

NOTE 15 -- CONTINGENCIES

     The Company is involved, from time to time, in litigation and proceedings arising out of the ordinary course of business. There are no pending material legal proceedings or environmental investigations to which the Company is a party or to which the property of the Company is subject.

     The Company is aware of an unasserted environmental claim related to the Company's Boston branch. The Company has not been the subject of any action or proceeding related to the site. The Company has been indemnified against any losses it may incur in connection with hazardous substances on the site, and does not believe resolution of this matter will have a material adverse effect on its financial condition or operating results.

NOTE 16 -- SUBSEQUENT EVENTS

  Arrow Acquisition

     Effective August 31, 1996, the Company completed the acquisition of Arrow Paper and Supply Co., Inc. (together with its affiliates, "Arrow"), a broadline distributor in Norwich, Connecticut. Under the terms of the agreement, which is accounted for as a purchase, the Company purchased certain assets, assumed or discharged certain liabilities and paid consideration of $29.6 million. Approximately $1.7 million of the consideration was paid in the form of common stock and the remainder was paid in cash. The excess of

                              JP FOODSERVICE, INC.

                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 16 -- SUBSEQUENT EVENTS -- (CONTINUED)

purchase price over the fair value of net assets is approximately $30.6 million and will be amortized using the straight-line method over 40 years. Audited fiscal 1995 net sales for Arrow were $74.6 million.

  Stock Offering


     In August 1996, the Company completed the sale of 3,000,000 shares of common stock in a public offering (the "Offering") and generated $65.7 million in net proceeds. The net proceeds of the Offering were used to fund the cash portion of the Arrow purchase price and to repay indebtedness assumed or discharged by the Company in connection with its acquisitions of Valley and Arrow, as discussed above. In September 1996, the Company received additional net proceeds of $1.6 million in the Offering from the sale of 75,000 shares to cover over-allotments.


NOTE 17 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for the fiscal years ended July 1, 1995 and June 29, 1996 is as follows:


                                                     1ST         2ND         3RD         4TH
                                                   QUARTER     QUARTER     QUARTER     QUARTER
                                                   --------    --------    --------    --------
    1996
    Net sales...................................   $356,323    $353,525    $349,717    $389,738
    Gross profit................................     60,762      60,625      60,865      68,254
    Net income..................................      3,687       3,856       2,201       7,169
    Net income per common share.................   $   0.20    $   0.21    $   0.12    $   0.38
                                                   ========    ========    ========    ========
    1995
    Net sales...................................   $321,802    $316,203    $305,038    $345,272
    Gross profit................................     54,358      52,841      51,372      60,250
    Net income (loss) before extraordinary
      item......................................       (407)      1,870       2,185       5,279
    Net income (loss)...........................       (407)     (2,720)      2,185       5,279
    Net income (loss) per common share before
      extraordinary charge......................   $  (0.09)   $   0.17    $   0.12    $   0.28
    Net income (loss) per common share..........   $  (0.09)   $  (0.25)   $   0.12    $   0.28
                                                   ========    ========    ========    ========

    [THE GRAPHICS ON THE INSIDE BACK COVER CONSIST OF TWO COLOR PHOTOGRAPHS, THE FIRST DEPICTING A SELECTION OF THE COMPANY'S SIGNATURE BRAND PRODUCTS AND
    THE SECOND DEPICTING A SELECTION OF THE COMPANY'S OTHER FOOD PRODUCTS.]

                [TEXT ACCOMPANYING GRAPHICS ON BACK COVER PAGE]

JP Foodservice has introduced several exclusive signature brand lines in response to the increasing popularity of foodservice specialties. The Roseli(TM) line features authentic Italian ingredients in a full line of products. In addition, during 1996 the Company introduced a full line of Mexican products under its el Pasado(TM) signature brand and a complete line of gourmet and foodservice coffees under its Rituals(TM) signature brand.

The Company offers customers a comprehensive range of products, including canned and dry food products, fresh meats, poultry, seafood, frozen foods, fresh produce, dairy and other refrigerated foods.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Incorporation of Certain Documents by
  Reference............................   3
Prospectus Summary.....................   4
Risk Factors...........................   8
Use of Proceeds........................  11
Price Range of Common Stock
  and Dividend Policy..................  11
Capitalization.........................  12
Unaudited Pro Forma Condensed Financial
  Statements...........................  13
Selected Consolidated Financial Data...  17
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations...........................  18
Business...............................  23
Management.............................  34
Selling Stockholders...................  36
Shares Eligible for Future Sale........  37
Underwriting...........................  39
Legal Matters..........................  41
Experts................................  41
Available Information..................  42
Index to Consolidated Financial
  Statements........................... F-1

------------------------------------------------------
------------------------------------------------------



------------------------------------------------------
------------------------------------------------------

                                5,700,000 SHARES

                              JP FOODSERVICE, INC.

                                  COMMON STOCK

                         [JP FOODSERVICE, INC. LOGO]
                                  ------------

                                   PROSPECTUS

                                                , 1996

                                  ------------

                               SMITH BARNEY INC.

                              GOLDMAN, SACHS & CO.

                              MORGAN STANLEY & CO.
                                 INCORPORATED

                             THE ROBINSON-HUMPHREY
                                 COMPANY, INC.

                             RODMAN & RENSHAW, INC.

------------------------------------------------------
------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


                 SUBJECT TO COMPLETION, DATED NOVEMBER 21, 1996

PROSPECTUS
                                5,700,000 SHARES

                            [JP FOODSERVICE LOGO]
                                 COMMON STOCK
                              ------------------


     Of the 5,700,000 shares of Common Stock of JP Foodservice, Inc. (the "Company" or "JP Foodservice") offered hereby, 4,560,000 shares are being offered in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters (as defined herein) and 1,140,000 shares are being offered in a concurrent international offering (the "International Offering" and, together with the "U.S. Offering," the "Offering") outside of the United States and Canada by the Managers (as defined herein). All of the 5,700,000 shares of Common Stock offered hereby are being sold by certain stockholders of the Company (collectively, the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. The Common Stock is quoted on the Nasdaq National Market under the symbol "JPFS." On November 19, 1996, the last reported sale price of the Common Stock, as reported on the Nasdaq National Market, was $23.4375 per share. See "Price Range of Common Stock and Dividend Policy."


     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                                                                   UNDERWRITING     PROCEEDS TO
                                                     PRICE TO      DISCOUNTS AND      SELLING
                                                      PUBLIC       COMMISSIONS(1)  STOCKHOLDERS
------------------------------------------------------------------------------------------------
Per Share                                                $               $               $
------------------------------------------------------------------------------------------------
Total(2)                                                 $               $               $
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

   (1) For information regarding indemnification of the U.S. Underwriters and the Managers, see "Underwriting."

   (2) Certain of the Selling Stockholders have granted to the U.S. Underwriters a 30-day option to purchase up to 709,028 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling Stockholders will be
       $         , $        and $         , respectively.

                               ------------------

     The shares of Common Stock offered hereby are being offered by the several Managers named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
                      , 1996, at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.
                               ------------------
SMITH BARNEY INC.
            GOLDMAN SACHS INTERNATIONAL
                            MORGAN STANLEY & CO.
                                 INTERNATIONAL
                                             THE ROBINSON-HUMPHREY COMPANY, INC.

                      , 1996

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Incorporation of Certain Documents by
  Reference............................   3
Prospectus Summary.....................   4
Risk Factors...........................   8
Use of Proceeds........................  11
Price Range of Common Stock
  and Dividend Policy..................  11
Capitalization.........................  12
Unaudited Pro Forma Condensed Financial
  Statements...........................  13
Selected Consolidated Financial Data...  17
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations...........................  18
Business...............................  23
Management.............................  34
Selling Stockholders...................  36
Shares Eligible for Future Sale........  37
Underwriting...........................  39
Legal Matters..........................  41
Experts................................  41
Available Information..................  42
Index to Consolidated Financial
  Statements........................... F-1


------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                5,700,000 SHARES

                              JP FOODSERVICE, INC.

                                  COMMON STOCK

                         [JP FOODSERVICE, INC. LOGO]

                                  ------------

                                   PROSPECTUS

                                                , 1996

                                  ------------
                               SMITH BARNEY INC.

                          GOLDMAN SACHS INTERNATIONAL

                              MORGAN STANLEY & CO.
                                INTERNATIONAL

                             THE ROBINSON-HUMPHREY
                                 COMPANY, INC.
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts except the Securities and Exchange Commission registration fee are estimated. All of the expenses below will be paid by the Company.


                                       ITEM                                   AMOUNT
        ------------------------------------------------------------------   --------
        Registration fee..................................................   $ 44,322
        NASD filing fee...................................................     15,000
        Blue Sky fees and expenses........................................     50,000
        Printing and engraving expenses...................................    200,000
        Legal fees and expenses...........................................    150,000
        Accounting fees and expenses......................................     70,000
        Transfer Agent and Registrar fees.................................     20,000
        Miscellaneous.....................................................     50,678
                                                                             --------
             Total........................................................   $600,000
                                                                             ========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Reference is made to the provisions of Article XII of the registrant's Restated Certificate of Incorporation filed as Exhibit 3.1 hereto and the provisions of Article XII of the registrant's Amended and Restated By-laws filed as Exhibit 3.2 hereto.

     The registrant is a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL provides for the indemnification, under certain circumstances, of any person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), brought or threatened involving such persons because of such person's service in any such capacity with respect to another corporation or other entity at the request of such corporation.

     The registrant's Amended and Restated By-Laws provide for the indemnification of the officers and directors of the registrant to the fullest extent permitted by the DGCL. Article XII of the By-laws provides that each person who was or is made a party to (or is threatened to be made a party to) any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL against all expense, liability and loss (including, without limitation, attorneys' fees) incurred by such person in connection therewith, if such person acted in good faith and in a manner he or she reasonably believed to be or not opposed to the best interests of the registrant and had no reason to believe that his or her conduct was illegal.

     Article XII of the registrant's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, the registrant's directors will not be personally liable to the registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. However, nothing contained in such Article XII shall eliminate or limit the liability of directors (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     Under the terms of the Amended and Restated Registration Rights Agreement by and among the registrant, PYA/Monarch, Inc. ("PYA/Monarch") and the other investors named therein, the registrant has agreed to indemnify PYA/Monarch (and its permitted transferees), its officers and directors and each underwriter and person, if any, who controls PYA/Monarch, from certain liabilities relating to any registration statement that may be filed by the registrant on behalf of such stockholder, under the terms of that agreement.

     There are in effect directors' and officers' liability insurance policies which insure the registrant's directors and officers against certain liabilities that they may incur in such capacities.

     The form of U.S. Underwriting Agreement (filed as Exhibit 1.1 hereto) and the form of International Underwriting Agreement (filed as Exhibit 1.2 hereto) provide for indemnification by the U.S. Underwriters, the Managers and the Selling Stockholders of the Company and its officers and directors, and by the Company of the U.S. Underwriters, the Managers and the Selling Stockholders, for certain liabilities arising under the Securities Act or otherwise.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following Exhibits are filed herewith and incorporated herein by reference:


      **1.1     Form of U.S. Underwriting Agreement.
      **1.2     Form of International Underwriting Agreement.
      **3.1     Restated Certificate of Incorporation of the Company.
      **3.2     Amended and Restated By-Laws of the Company.
        4.1     See Exhibits 3.1 and 3.2 for provisions of the Restated Certificate of
                Incorporation and the Amended and Restated By-Laws of the Company defining the rights of holders of the Company's Common Stock.
        4.2     Specimen certificate representing common stock, par value $.01 per share, of the Company. Filed as Exhibit 4.3 to the Company's Registration Statement on
                Form S-1 (No. 33-82724) and incorporated herein by reference.
      **5.1     Opinion of Shaw, Pittman, Potts & Trowbridge, counsel to the Company, regarding the validity of the securities being offered.
     **10.1     Amendment No. 2 to Rights Agreement, dated as of September 26, 1996, amending
                Rights Agreement, dated as of February 19, 1996, between the Company and The
                Bank of New York, as Rights Agent.
     **23.1     Consent of Price Waterhouse LLP, Independent Accountants.
     **23.2     Consent of KPMG Peat Marwick LLP, Independent Accountants.
     **23.3     Consent of Blum Shapiro and Company, P.C., Independent Accountants.
     **23.4     Consent of Shaw, Pittman, Potts & Trowbridge (contained in Exhibit 5.1).
    ***24.1     Power of Attorney (included on page II-4).
    ***27       Financial Data Schedule.


---------------

 ** Filed herewith.


*** Previously filed.

     (b) Financial Statement Schedules

     Either not applicable or shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS


     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted as to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on November 20, 1996.


                                          JP FOODSERVICE, INC.
                                          (Registrant)

                                          By       /s/ JAMES L. MILLER
                                            ------------------------------------
                                                      James L. Miller
                                               President and Chief Executive
                                                           Officer
                                                 (Duly Authorized Officer)


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 20, 1996.



                                    /s/ JAMES L. MILLER
                      -----------------------------------------------
                          James L. Miller, Chairman of the Board,
                           President and Chief Executive Officer
                               (Principal Executive Officer)

                                    /s/ LEWIS HAY, III
                      -----------------------------------------------
                                 Lewis Hay, III, Director,
                                 Senior Vice President and
                                  Chief Financial Officer
                               (Principal Financial Officer)

                                    /s/ GEORGE T. MEGAS
                      -----------------------------------------------
                        George T. Megas, Vice President -- Finance
                              (Principal Accounting Officer)

                                   /s/ JEFFREY D. SERKES
                      -----------------------------------------------
                                Jeffrey D. Serkes, Director

                                   /s/ MICHAEL J. DRABB
                      -----------------------------------------------
                                Michael J. Drabb, Director

                                   /s/ DAVID M. ABRAMSON
                      -----------------------------------------------
                               David M. Abramson, Director,
                         Senior Vice President and General Counsel

                                     /s/ ERIC E. GLASS
                      -----------------------------------------------
                                  Eric E. Glass, Director

                                    /s/ MARK P. KAISER
                      -----------------------------------------------
                                 Mark P. Kaiser, Director,
                              Senior Vice President -- Sales,
                                 Marketing and Procurement

                                     /s/ PAUL I. LATTA
                      -----------------------------------------------
                                  Paul I. Latta, Director

                                   /s/ DEAN R. SILVERMAN
                      -----------------------------------------------
                                Dean R. Silverman, Director

                               INDEX TO EXHIBITS


    EXHIBIT
     NUMBER                                        EXHIBITS
    --------    ------------------------------------------------------------------------------
      **1.1     Form of U.S. Underwriting Agreement.
      **1.2     Form of International Underwriting Agreement.
      **3.1     Restated Certificate of Incorporation of the Company.
      **3.2     Amended and Restated By-Laws of the Company.
        4.1     See Exhibits 3.1 and 3.2 for provisions of the Restated Certificate of
                Incorporation and the Amended and Restated By-Laws of the Company defining the rights of holders of the Company's Common Stock.
        4.2     Specimen certificate representing common stock, par value $.01 per share, of the Company. Filed as Exhibit 4.3 to the Company's Registration Statement on
                Form S-1 (No. 33-82724) and incorporated herein by reference.
      **5.1     Opinion of Shaw, Pittman, Potts & Trowbridge, counsel to the Company, regarding the validity of the securities being offered.
     **10.1     Amendment No. 2 to Rights Agreement, dated as of September 26, 1996, amending
                Rights Agreement, dated as of February 19, 1996, between the Company and The
                Bank of New York, as Rights Agent.
     **23.1     Consent of Price Waterhouse LLP, Independent Accountants.
     **23.2     Consent of KPMG Peat Marwick LLP, Independent Accountants.
     **23.3     Consent of Blum Shapiro and Company, P.C., Independent Accountants.
     **23.4     Consent of Shaw, Pittman, Potts & Trowbridge (contained in Exhibit 5.1).
    ***24.1     Power of Attorney (included on page II-4).
    ***27       Financial Data Schedule.


---------------

 ** Filed herewith.


*** Previously filed.